Exhibit 10.1

EXECUTION COPY

PURCHASE AGREEMENT

dated as of September 10, 2010

by and among

SWG HOLDINGS, LLC, as Seller,

HCRH, LLC, as Buyer

and

CHURCHILL DOWNS INCORPORATED, as Parent

i

(continued)

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 10, 2010, by and among SWG Holdings, LLC, a Delaware limited liability company (“Seller”), HCRH, LLC, a Delaware limited liability company (“Buyer”), and Churchill Downs Incorporated, a Kentucky corporation (“Parent”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 10.1 hereof.

WHEREAS, Seller is the sole member of SW Gaming LLC, a Mississippi limited liability company (the “Company”), and owns all of the issued and outstanding membership interests of the Company (the “LLC Interests”);

WHEREAS, the Company is engaged in the business of operating the casino resort and hotel located in Washington County, Mississippi, including gaming devices, table games, restaurants and a conference center, more commonly known as the Harlow’s Casino Resort and Hotel (the “Business”); and

WHEREAS, Seller believes that it is in the best interests of Seller to sell the LLC Interests on the terms and subject to the conditions set forth herein; and

WHEREAS, Buyer desires to purchase all of the LLC Interests, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I

PURCHASE AND SALE OF LLC INTERESTS

Section 1.1. Purchase and Sale of LLC Interests. Upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase, acquire and accept from Seller, and Seller agrees to sell, transfer, assign, convey and deliver to Buyer, at the Closing, all of the LLC Interests, free and clear of any Encumbrances, for the Purchase Price.

ARTICLE II

PURCHASE PRICE

Section 2.1. Purchase Price. In consideration for the sale, transfer, conveyance and delivery of the LLC Interests pursuant to Section 1.1, at the Closing Buyer shall deliver, or cause to be delivered, subject to Section 2.2, by wire transfer of immediately available funds to an account or accounts designated by Seller prior to the Closing, an amount equal to (A) one hundred thirty eight million dollars ($138,000,000), and (B) (x) plus the Estimated Working Capital Excess, if any (as defined in Section 2.4 hereof), or, as the case may be, (y) minus the Estimated Working Capital Deficiency, if any (as defined in Section 2.4 hereof), as determined in accordance with Section 2.4 hereof, subject to subsequent final adjustment using the Final Working Capital Adjustment as provided for in Section 2.5 hereof, which shall be payable pursuant to Section 2.5(c) hereof (the aggregate amount of clauses (A) and (B), the “Purchase Price”), and (C) minus (x) Indebtedness as of the Closing (other than the undrawn portion of the Levee Indebtedness), (y) the Closing Transaction Bonuses, if any, and (z) the Casino Management Termination Fee and (D) minus the Indemnity Escrow Amount (the aggregate amount of clauses (A), (B), (C) and (D) the “Closing Payment”).

Section 2.2. Indemnity Escrow. At the Closing, Seller, Parent and Buyer shall execute and deliver an escrow agreement in substantially the form attached hereto as Exhibit A (the “Indemnity Escrow Agreement”), which agreement shall designate an escrow agent (the “Indemnity Escrow Agent”) and provide for the establishment of an escrow account (the “Indemnity Escrow Account”) in the amount of ten million dollars ($10,000,000) (the “Indemnity Escrow Amount”). The Indemnity Escrow Amount, together with income earned thereon as provided in the Indemnity Escrow Agreement (the “Indemnity Escrowed Funds”) shall be held by the Indemnity Escrow Agent pursuant to the Indemnity Escrow Agreement as an exclusive source of funds for certain amounts owing to Buyer Indemnified Parties as provided in Article IX. All Escrow Agent costs and expenses and any indemnities in favor of the Escrow Agent shall be paid one half by each of Buyer or Parent, on the one hand, and Seller on the other hand. If one party pays more than their allocable share of such payments to the Escrow Agent, the other parties will promptly reimburse the paying party for the excess payment.

Section 2.3. Tax Treatment; Allocation of Purchase Price.

(a) Buyer and Seller acknowledge and agree that the sale of the LLC Interests from Seller to Buyer pursuant to this Agreement is a sale of the Company’s assets by Seller to Buyer for federal income Tax purposes and, as may be applicable, for state and local income Tax purposes. Buyer and Seller will file all Tax Returns in a manner consistent with such treatment, and will take no position inconsistent with such characterization for federal, state or local income Tax purposes, including in any audit, judicial or administrative proceeding.

(b) Within thirty (30) days following the Determination Date (as defined in Section 2.5(b) hereof), Buyer and Seller shall agree on the allocation of the Purchase Price (which for purposes of this Section 2.3 shall mean the Purchase Price as increased to take into account any liabilities of the Company discharged or assumed by Buyer excluding the liabilities described in Section 2.1(C)) based on such method as set forth in Section 2.3(c) (the “Purchase Price Allocation”). If the Buyer and the Seller are unable to agree on the Purchase Price Allocation within thirty (30) days following the Determination Date, then any disputed matter(s) will be finally and conclusively resolved by the Auditors pursuant to Section 2.3(c) as promptly as practicable, and such resolution(s) will be reflected in the Purchase Price Allocation. The fees and expenses of the Auditor shall be borne equally by the Buyer and Seller. Buyer and Seller agree to (i) be bound by the Purchase Price Allocation, (ii) act in accordance with the Purchase Price Allocation in the filing of all Tax Returns (including filing IRS Form 8594 (and any supplemental or amended Form 8594) with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position, and cause its Affiliates to take no position, inconsistent with the Purchase Price Allocation for Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) Notwithstanding anything herein to the contrary, for purposes of the Purchase Price Allocation prepared under this Section 2.3, the Purchase Price shall be allocated among the Company’s assets based on the following methodology, all in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder or other applicable Law: (i) the Class I assets, Class II assets, Class III assets, Class IV assets and Class V assets, each as defined in Treasury Regulation Section 1.338-6, shall be allocated an amount equal to their respective net book values and (ii) any remaining amount after allocation to the assets in Classes I through V shall be allocated to the assets constituting Class VI or VII assets, as defined in U.S. Treasury Regulation §1.338-6. The portion of the Purchase Price consisting of the Indemnity Escrowed Funds shall not be treated as received by Seller, and shall not be included in the Purchase Price Allocation, except as and to the extent released to Seller pursuant to the Indemnity Escrow Agreement. Any amounts so released, net of the portion thereof treated as imputed interest, shall be allocated as if allocated as part of the Purchase Price in accordance with the foregoing provisions of this Section 2.3(c) and the Purchase Price Allocation shall be deemed to be modified accordingly at the time of any such release.

Section 2.4. Initial Working Capital. At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate executed on behalf of Seller by the President of Seller, dated the date of delivery, stating that there has been conducted under the supervision of such officer a review of the information and data then available and setting forth an estimated balance sheet of the Company as of the Closing Date prepared in good faith substantially in the form of the Balance Sheet (the “Pre-Closing Balance Sheet”) and a statement of Working Capital of the Company as of the Closing Date based on the Pre-Closing Balance Sheet (the “Pre-Closing Closing Statement”), which shall quantify in reasonable detail the items constituting such Working Capital. The Pre-Closing Balance Sheet shall be prepared in accordance with the Agreed Accounting Principles and shall be in substantially the form of Section 2.4 of the Seller Disclosure Letter. The Pre-Closing Closing Statement will contain (i) a good faith estimate of the aggregate amount of Working Capital of the Company as of the Closing Date (the “Initial Working Capital”), which shall reflect adjustments (the “Adjustments”) substantially similar in form to those set forth in the Working Capital calculation attached as Section 2.4 of the Seller Disclosure Letter and (ii) a statement of the amount by which (x) the Initial Working Capital exceeds the Working Capital Target Amount (such amount, the “Estimated Working Capital Excess”) or (y) the Working Capital Target Amount exceeds the Initial Working Capital (such amount, the “Estimated Working Capital Deficiency”). Each of Buyer and Seller shall bear its own expenses in the preparation and review of the Pre-Closing Balance Sheet and Pre-Closing Closing Statement. Section 2.4 of the Seller Disclosure Letter sets forth a sample calculation of Working Capital, which is illustrative of the calculations used to arrive at the Working Capital Target Amount.

Section 2.5. Final Working Capital Adjustment.

(a) As soon as reasonably practicable following the Closing Date, but in no event more than sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller an unaudited balance sheet of the Company as of the Closing Date in substantially the form of the Pre-Closing Balance Sheet (the “Closing Balance Sheet”) and a statement of Working Capital of the Company as of the Closing Date in substantially the form of the Pre-Closing Closing Statement (the “Closing Statement”), which shall quantify in reasonable detail the items constituting such Working Capital. The Closing Balance Sheet shall be prepared in accordance with the Agreed Accounting Principles and Section 2.4 of the Seller Disclosure Letter. The Closing Statement will set forth the aggregate amount of Working Capital of the Company as of the Closing Date, and shall reflect the Adjustments (the “Closing Date Working Capital”). Each of Seller and Buyer shall bear its own expenses in the preparation and review of the Closing Balance Sheet and the Closing Statement. Subject to applicable Law, Seller will provide Buyer reasonable access to any of Seller’s records to the extent such records are reasonably related to the preparation of the Closing Balance Sheet and the Closing Statement.

(b) Seller shall have forty-five (45) days following the date of delivery by Buyer to Seller of the Closing Balance Sheet and Closing Statement (the “Seller Review Period”) to provide Buyer with a written certificate confirming that the Closing Date Working Capital set forth in the Closing Statement is correct (the “Confirmation Certificate”). If Seller shall disagree with the calculation of Closing Date Working Capital or any element of the Closing Balance Sheet or Closing Statement relevant thereto, it shall, prior to the end of the Seller Review Period, notify Buyer of such disagreement in writing (a “Balance Sheet Dispute Notice”), setting forth in detail the particulars of such disagreement and Seller’s proposed adjustments to the Closing Balance Sheet or Closing Date Working Capital. During the Seller Review Period, Buyer and Parent shall, during normal business hours, upon reasonable advance notice and in a manner that does not materially interfere with the business or operations of Buyer or its Affiliates, provide Seller with (i) such information as may be reasonably requested by Seller with respect to its review of the Closing Balance Sheet and Closing Statement, including, without limitation, all relevant accountant work papers and (ii) reasonable access to the Company’s accounting personnel and outside accountant who developed the Closing Balance Sheet and other information contained in the Closing Statement. In the event that Seller does not provide a Balance Sheet Dispute Notice by the end of the Seller Review Period, Seller shall be deemed to have accepted the Closing Statement and the calculation of the Closing Date Working Capital delivered by Buyer, which shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse against Seller under any provision hereof, including Article IX hereof. In the event any Balance Sheet Dispute Notice is timely delivered, Buyer and Seller, in conjunction with their respective independent accounting firms, shall use their commercially reasonable efforts for a period of thirty (30) days from the date of first delivery of the Balance Sheet Dispute Notice (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Closing Date Working Capital. If, at the end of such period, they are unable to resolve such disagreements, then the Auditor shall resolve any such remaining disagreements. The Auditor shall determine as promptly as practicable, but in no event more than thirty (30) days after the submission of such dispute to the Auditor, whether the Closing Statement was prepared in accordance with the standards set forth in this Agreement and, only with respect to the disagreements submitted to the Auditor, whether and to what extent (if any) the Closing Date Working Capital requires adjustment within the range between Buyer’s calculation and Seller’s calculation of Closing Date Working Capital. The Auditor shall promptly deliver to Buyer and Seller its determination in writing (along with a statement of reasons therefor), which determination shall be made subject to the definitions and principles set forth in this Agreement. The fees and costs of the Auditor shall be payable one half by Seller, on the one hand and one half by Buyer, on the other hand. The determination made by the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer or Seller under any provision hereof, including Article IX. The date on which the Closing Date Working Capital is finally determined in accordance with this Section 2.5 is hereinafter referred to as the “Determination Date.”

(c) Within five (5) Business Days following the Determination Date, the absolute value of the amount (which may be a positive or negative number) equal to (i) the Closing Date Working Capital minus (ii) the Initial Working Capital (the “Final Working Capital Adjustment”) shall be paid (along with interest, at the Applicable Rate, from the Closing Date through the payment date) in cash by wire transfer of immediately available funds from Buyer to Seller (if the Final Working Capital Adjustment is a positive amount), or by Seller to Buyer (if, prior to taking into account the absolute value of such amount, the Final Working Capital Adjustment is a negative amount) to an account specified in a written instruction from Buyer or Seller, as applicable.

Section 2.6. Payments at Closing for Indebtedness. At the Closing, Buyer shall fund and shall cause the Company to make payments to the lenders in respect of the Indebtedness set forth in Section 2.6 of the Seller Disclosure Letter, which shall include all of the Indebtedness of the Company as of the Closing, other than Indebtedness under capital leases or the undrawn portion of the Levee Indebtedness. Such payments shall be made pursuant to payoff letters executed by such lenders in form and substance satisfactory to Buyer and shall be accompanied by the receipt from each such lender of an acknowledgement of receipt of such funds and repayment in full of such Indebtedness and the release, in connection with such repayment, of all Liens securing such Indebtedness of the Company (including UCC termination statements evidencing such releases).

Section 2.7. Payments at Closing for Transaction Bonuses. At the Closing, Buyer shall fund and shall cause the Company to pay all Closing Transaction Bonuses, if any, which are payable upon the consummation of the transactions contemplated by this Agreement and which have not been paid prior to the Closing. Certain transaction bonus payments may be made directly by Seller (and Buyer and the Company shall have no obligation in respect thereof) after the Closing in accordance with the terms of agreements with employees of the Company. Buyer and the Company will cooperate with Seller with respect to the payment of withholding Taxes applicable to such payments if reasonably requested by Seller. The recipient of any Closing Transaction Bonus must, as a condition precedent to receiving such bonus, execute a release in form and substance reasonably acceptable to Buyer and Seller. All Transaction Bonuses shall be deemed made in connection with the Closing of the sale of the LLC Interests, it being understood that in the event such payments are deemed compensation for Tax purposes Seller shall reimburse the Company for any Taxes incurred by the Company in respect thereof.

ARTICLE III

CLOSING

Section 3.1. Closing. Unless this Agreement is earlier terminated pursuant to Article VIII hereof, the closing of the transactions contemplated by this Agreement (the “Closing”), shall take place the second Business Day following satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions to be satisfied or waived at the Closing) at 10:00 a.m. (local time) at the offices of Bingham McCutchen LLP located at 399 Park Avenue, New York, New York 10022-4689, unless another time and place are agreed to by the parties (the time and date on which the Closing actually takes place is the “Closing Date”).

Section 3.2. Payment on the Closing Date. Subject to fulfillment or waiver of the conditions set forth in Article VII, at Closing Buyer shall, in full satisfaction of payment of the Purchase Price (subject to subsequent final adjustment pursuant to Section 2.5 hereof), pay (a) Seller an amount equal to the Closing Payment by wire transfer of immediately available funds to the account specified in Section 3.2 of the Seller Disclosure Letter, (b) the Indemnity Escrow Agent an amount equal to the Indemnity Escrow Amount, by wire transfer immediately available funds to an account specified in writing by the Indemnity Escrow Agent not later than three (3) Business Days prior to the Closing Date and (c) the payments referred to in Sections 2.6 and 2.7 hereof, in each case as directed in writing by the recipients of such payments.

Section 3.3. Buyer’s Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article VII, at Closing Buyer shall deliver to Seller all of the following:

(a) a copy of the Certificate of Formation of Buyer certified as of a recent date by the Secretary of State of the State of Delaware;

(b) a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

(c) a certificate of the secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the Certificate of Formation or Operating Agreement of Buyer since a specified date and (ii) the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby;

(d) the duly executed Buyer Ancillary Agreements; and

(e) the certificate of Buyer contemplated by Section 7.3(c), duly executed by an authorized officer of Buyer.

Section 3.4. Seller’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article VII, at Closing Seller shall deliver, or cause to be delivered, to Buyer all of the following:

(a) a copy of the Certificate of Formation of Seller certified as of a recent date by the Secretary of State of the State of Delaware;

(b) a copy of the Certificate of Formation of the Company certified as of a recent date by the Secretary of State of the State of Mississippi;

(c) a certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of Delaware;

(d) a certificate of good standing of the Company issued as of a recent date by the Secretary of State of the State of Mississippi;

(e) a certificate of the secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Certificate of Formation or Operating Agreement of Seller since a specified date; and (ii) the resolutions of the Board of Managers and all of the Seller Equityholders authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby;

(f) a certificate of the secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to no amendments to the Certificate of Formation or Operating Agreement of the Company since a specified date;

(g) the duly executed Seller Ancillary Agreements;

(h) [INTENTIONALLY OMITTED];

(i) the certificate of Seller contemplated by Section 7.2(d), duly executed by an authorized officer of Seller;

(j) evidence, in a form reasonably satisfactory to Buyer, of the termination of the Casino Management Agreement and all of the Company’s obligations with respect thereto, including the full and timely payment of any termination fees owing thereunder and a release from the Casino Management Company releasing any claims of the Casino Management Company with respect to all payments owed to it by the Company, in each case in form and substance reasonably satisfactory to Buyer, effective as of the Closing;

(k) an affidavit dated as of the Closing Date certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code, substantially in the form of the sample certificate set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);

(l) duly executed payoff letters from any holder of Indebtedness (other than capital leases and the Levee Indebtedness) of the Company and lien releases of all Liens securing such Indebtedness (including the Real Property Liens) and UCC termination statements evidencing such releases, in each case in form and substance reasonably satisfactory to Buyer;

(m) for each parcel of Real Property, any leasehold policy of title insurance in the possession of the Company or Seller insuring the Company’s leasehold title therein, together with a commitment from the company issuing each such policy for the issuance of an endorsement to modify the date of the policy to the Closing Date, or, if the Company or Seller does not have a title policy in its possession, or if such endorsement is unavailable, Seller shall use its commercially reasonable efforts to deliver, in lieu of the foregoing, a commitment for title insurance for the issuance of a 2006 form ALTA owner’s leasehold title insurance policy, issued at Seller’s sole cost and expense by a nationally recognized title insurance company acceptable to Buyer, it being agreed that Buyer shall bear the full cost of (i) any premium associated with the title insurance policy contemplated by such commitment for title insurance and any endorsements thereto, and (ii) any title insurance policy obtained for the benefit of any lender of Buyer and endorsements thereto; provided; however; that the Company shall deliver any reasonable and customary seller’s affidavits required by the title insurance company to issue the title insurance policy and any endorsements requested by Buyer;

(n) with respect to each Lease, (i) subordination, non-disturbance and attornment agreements, in recordable form, executed by the lien holder of any Fee Lien, in form and substance provided in each such Lease or, if no form is described therein, in form and substance reasonably acceptable to any lender of Buyer, and (ii) estoppel certificates executed by the landlord under the Lease certifying as to such factual matters as Buyer or any lender of Buyer may reasonably request, in form and substance provided in each such Lease, or if no form is described therein, in form and substance reasonably acceptable to Buyer and/or any lender of Buyer; provided, that Buyer acknowledges and agrees that Seller shall satisfy its obligations under Section 3.4(n) if the agreements and certificates delivered by Seller are in form and substance substantially similar to those certificates or agreements previously received from the landlords under each such Lease;

(o) evidence of payment of the Closing Transaction Bonuses, if any, by the Company effective at the Closing and releases from each of the employees of the Company receiving such Closing Transaction Bonuses with respect to amounts payable to such employees by the Company in connection with the consummation of the transactions contemplated by this Agreement, in each case in form and substance reasonably satisfactory to Buyer;

(p) a signed resignation by each member of the Board of Managers and the officers of the Company;

(q) true and complete copies of the historical minutes of the Company;

(r) the duly executed Seller Equityholder Non-Compete and Non-Solicit Agreements;

(s) a receipt evidencing payment by Buyer in full of the Closing Payment, and Seller’s receipt thereof;

(t) evidence of termination prior to the Closing of the Executive Employment Agreement referred to in Section 4.10(a)(ix) of the Seller Disclosure Letter; and

(u) such other documents and other instruments as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the LLC Interests to Buyer.

Delivery of any agreements, certificates, consents, waivers or approvals described in Sections 3.4(m) or (n) will not be conditions to Buyer’s and Parent’s obligation to effect the Closing or required to be delivered by Seller at or prior to Closing, and so long as Seller uses its commercially reasonable efforts to obtain the same, the Seller shall not be in breach of its obligations under Sections 3.4(m) or (n).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer and Parent, except as set forth herein or in the disclosure letter delivered by Seller to Buyer on the date of this Agreement (the “Seller Disclosure Letter”), as follows:

Section 4.1. Organization of Seller and the Company; Subsidiaries and Investments.

(a) Seller is duly organized and validly existing under the Laws of its state of formation and has all requisite power and authority to carry on its business as now being conducted. Seller is duly qualified to do business and is in good standing in each of the jurisdictions listed in Section 4.1(a) of the Seller Disclosure Letter, which jurisdictions are the only jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have, or would not reasonably be expected to have, a Company Material Adverse Effect. True and complete copies of the certificate of formation, as amended, and the operating agreement, as amended, of Seller have been delivered to Buyer.

(b) The Company is duly organized and validly existing under the Laws of its state of formation and has all requisite limited liability company power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each of the jurisdictions listed in Section 4.1(b) of the Seller Disclosure Letter, which jurisdictions are the only jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have, or would not reasonably be expected to have, a Company Material Adverse Effect. True and complete copies of the certificate of formation, as amended, and the operating agreement, as amended, of the Company have been delivered to Buyer.

(c) The Company does not, directly or indirectly (i) own, of record or beneficially or have any Contract to acquire, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity or (ii) control any corporation, partnership, limited liability company, joint venture or other entity.

(d) Other than the LLC Interests, Seller does not, directly or indirectly (i) own, of record or beneficially or have any Contract to acquire, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity or (ii) control any corporation, partnership, limited liability company, joint venture or other entity.

Section 4.2. Authority; No Conflict; Required Filings and Consents.

(a) Seller has all requisite limited liability company power and authority to enter into this Agreement and the Seller Ancillary Agreements and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the Seller Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Seller. Each of this Agreement and the Seller Ancillary Agreements has been, or, as applicable, will be prior to Closing, duly executed and delivered by Seller and, assuming the valid execution and delivery by all counterparties thereto, will constitute a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b) The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Seller or of the Company, (ii) result in any material violation or material breach of, conflict with or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation, payment or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, or result in the creation of any Lien on any of the properties of Seller or the Company under, any of the terms, conditions or provisions of any Material Contract to which Seller or the Company is a party or by which Seller or the Company or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.2(c) hereof, contravene, conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or materially modify, any permit, concession, franchise, license, judgment or Law applicable the Company or its properties or assets.

(c) No material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, gaming authority or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (i) any approvals or filing of notices required under the Gaming Laws, (ii) all required filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) being made and any waiting periods thereunder being terminated or expiring, (iii) such consents, approvals, orders authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with any Laws regulating the consumption, sale or serving of alcoholic beverages or the renaming or rebranding of the operations at the Property owned and operated by the Company, (iv) such other consents, approvals, orders, authorizations, permits, filings, registrations and declarations as may be required under the Laws of any jurisdiction in which the Company conducts any business or owns any assets, the absence of which would not delay or prevent the consummation of the transactions contemplated by this Agreement and which are not material to the operation and support of the Business, and (v) any consents, approvals, orders, authorizations, permits, filings, registrations and declarations required to be obtained by Buyer or any of its Subsidiaries, Affiliates or key employees (including under the Gaming Laws) in connection with the execution, delivery or consummation of this Agreement.

Section 4.3. Capitalization.

(a) Seller is, and will be on the Closing Date, the owner of all of the LLC Interests, free and clear of any Encumbrances, which constitute all of the issued and outstanding membership interests of the Company. All the LLC Interests of the Company have been duly authorized and are validly issued and no amounts are owing with respect thereto. No other equity interests of the Company are authorized, issued or outstanding, and no Person has any right, option, warrant, subscription, profit participation or stock appreciation right to purchase or otherwise acquire any equity interests in the Company or any securities or other interest convertible into or exchangeable for any such interests or to receive any payments based upon the equity value of the Company. Except for this Agreement, there are no Contracts relating to the issuance, sale, redemption, voting or transfer of the LLC Interests or other securities of the Company.

(b) Section 4.3(b) of the Seller Disclosure Letter sets forth the authorized capital stock of Seller and indicates the number of issued and outstanding limited liability company interests of Seller. All the limited liability company interests of Seller have been duly authorized and are validly issued and no amounts are owing with respect thereto. No other equity interests of Seller are authorized, issued or outstanding, and no Person has any right, option, warrant, subscription, profit participation or stock appreciation right to which the Seller is a party to purchase or otherwise acquire any equity interests in Seller or any securities or other interest convertible into or exchangeable for any such interests or to receive any payments based upon the equity value of Seller. Except for this Agreement, there are no Contracts relating to the issuance, sale, redemption, voting or transfer of the limited liability company interests of Seller or other securities of Seller to which Seller is a party.

Section 4.4. Financial Statements; Controls; No Undisclosed Liabilities.

(a) Section 4.4(a) of the Seller Disclosure Letter contains a true and complete copy of the (i) consolidated audited balance sheet, statement of income and statement of cash flows relating to Seller and the Company for the twelve (12) months ended December 31, 2009 (the “Audited Financial Information”), and (ii) unaudited balance sheet as of July 31, 2010 (the “Latest Balance Sheet”) and the related statement of income and statement of cash flows relating to Seller and the Company for the six (6) months ended July 31, 2010 (the “Unaudited Financial Information” and together with the Audited Financial Information, the “Financial Information”). Except as noted therein and except for normal period end adjustments with respect to the

Unaudited Financial Information, the Financial Information was prepared in accordance with U.S. generally accepted accounting principles in effect at the time of such preparation applied on a consistent basis throughout the periods involved (“GAAP”) (except as may be indicated in the notes to such financial statements) and fairly and accurately presents in all material respects the financial position, income and cash flows of the Company as of the dates or for the periods represented by such Financial Information.

(b) In connection with the preparation of the Audited Financial Information, the Company received a letter from its auditors dated May 18, 2010, which Seller has made available to Buyer, that identified no material weaknesses or significant deficiencies in the design or operations of the internal controls utilized by the Company. There has been no material change in the Company’s internal controls over financial reporting and the operations of the internal controls utilized by the Company since December 31, 2009.

(c) Other than (i) as and to the extent reflected or reserved for on the Latest Balance Sheet or (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, the Company has no Liabilities, except for (A) Liabilities disclosed in the Seller Disclosure Letter, or as to which no disclosure is required pursuant to any Section of the Seller Disclosure Letter because the Liability involves an amount which is less than the specific dollar threshold above which disclosure on such Section of the Seller Disclosure Letter is required, (B) Liabilities under any Material Contract, but only to the extent that such Liabilities do not relate to a breach of such Material Contract prior to the Closing, and (C) other Liabilities in an amount not in excess, individually or in the aggregate, of $250,000.

(d) Section 4.4(d) of the Seller Disclosure Letter sets forth (i) the principal amount of, and, as of the date hereof, all accrued but unpaid interest on, all Indebtedness of the Company and the instruments pursuant to which the Company is responsible or liable for such Indebtedness (whether as obligor, guarantor or surety) and (ii) any financing of the Company effected through “special purpose entities” and any synthetic leases and project financing.

Section 4.5. Absence of Certain Changes or Events.

(a) Between the date of the Latest Balance Sheet and the date hereof, there has been:

(i) no change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(ii) no material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the LLC Interests or the Business.

(b) Between the date of the Latest Balance Sheet and the date hereof, the Company has conducted the Business in all material respects in, and has not entered into any material transaction other than in accordance with, the ordinary course of business consistent with past practice. Between the date of the Latest Balance Sheet and the date hereof, the Company has not:

(i) made any fundamental change in the Business or operations of the Company with respect to the Business;

(ii) adopted any amendment to its certificate of formation or operating agreement or other applicable governing documents;

(iii) sold, pledged, leased, disposed of, granted or encumbered any of its property, including the Property, or any of its assets or equity interests in any other Person, except for (A) sales of current assets in the ordinary course of business consistent with past practice, (B) Permitted Encumbrances and (C) other sales that do not exceed, individually or in the aggregate, $50,000;

(iv) exercised any option to purchase, sell or lease (whether as lessor or lessee) real property or any option to extend a Lease;

(v) incurred, assumed, or modified any Indebtedness;

(vi) canceled any debts owed to or claims held by the Company with respect to the Business (including the settlement of any claims or litigation) other than debts owed or claims held which do not exceed $10,000, or in the ordinary course of business consistent with past practice;

(vii) other than as required by applicable Law or the terms of a Material Contract, terminated any Contract that would have been a Material Contract if it were in effect on the date of this Agreement;

(viii) subjected any of its properties, assets or equity interests to a Lien, other than Permitted Encumbrances and Liens in existence on the date hereof;

(ix) failed to maintain the existing insurance coverage relating to the Real Property;

(x) authorized for issuance, issued, sold or delivered (A) any equity or voting interest in the Company or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any equity or voting interest in, the Company, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any equity or voting interest in the Company;

(xi) split, combined, redeemed, reclassified, purchased or otherwise acquired, directly or indirectly, any equity or voting interest in, the Company, or made any other change in the capital structure of the Company;

(xii) acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(xiii) made any capital expenditure or commitment therefor, entered into any capital leases or otherwise acquired any assets or properties except in accordance with the capital expenditure budget included in Section 4.5 of the Seller Disclosure Letter;

(xiv) modified or rescinded any of the Company Permits, or failed to use good faith efforts to obtain any renewal or extension, as may be required by Law, of any Company Permits;

(xv) subjected the Company to any bankruptcy, receivership, insolvency or similar proceedings;

(xvi) made any change in any method of accounting or auditing practice other than those required by GAAP;

(xvii) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, took any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 6.12 or accelerating deductions to periods for which the Company is liable pursuant to Section 6.12);

(xviii) made any election or take any action that was inconsistent with treating the Company as an entity disregarded as separate from its owner within the meaning of Treasury Regulation § 301-7701-3;

(xix) made any loans, advances or capital contributions to, or investments in, any other Person;

(xx) entered into any transaction with any Affiliated Person or made any dividend or distribution to an equityholder of the Company (other than payments of cash dividends or distributions to Seller);

(xxi) adopted or, except as required by applicable Law, amended any Company Benefit Plan;

(xxii) except (A) as required by any Contract or any Company Benefit Plan, in each case, as in effect at such time or (B) as required by applicable Law at such time, awarded or increased any bonuses, salaries, or other compensation to any Employee, or entered into or amended or modified any employment, severance or similar Contract with any Employee;

(xxiii) terminated the employment of or hire any person whose annual compensation exceeds or is reasonably expected to exceed $50,000; or

(xxiv) authorized, committed or agreed to take any of the foregoing actions.

Section 4.6. Affiliate Transactions. No current or former officer, director, member, partner, shareholder, record or beneficial owner of five percent or more of any class of the voting securities of the Company, or Affiliate of the Company (other than portfolio companies in which any Seller Equityholder has an equity or debt ownership interest) or, to the knowledge of Seller, an immediate family member of any of the foregoing (an “Affiliated Person”) (i) is a party to any Contract (other than employment agreements pursuant to which an officer provides services to the Company disclosed on Section 4.10 of the Seller Disclosure Letter), (ii) owns any asset, tangible or intangible, that is used in the Business, or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company. No current officer, member, partner, shareholder, record or beneficial owner of five percent or more of any class of the voting securities of the Company, or Affiliate of the Company (other than portfolio companies in which any Seller Equityholder has an equity or debt ownership interest) has any direct or indirect material interest in, or is or was, a director, officer or employee of any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of, the Company. To the knowledge of Seller, no person employed by the Company is a relative of any officer, director, member, partner, shareholder, record or beneficial owner of the Company.

Section 4.7. Title to Assets; Availability of Assets.

(a) Except with respect to the Real Property, which is the subject of the representations in Section 4.17, and except with respect to assets leased by the Company, the Company has good and marketable title to all of its other tangible assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) The assets and properties owned or leased by the Company constitute in all material respects all the assets and properties used in or necessary for the operation of the Business as currently conducted and are in serviceable condition (subject to normal wear and tear).

(c) Section 4.7(c) of the Seller Disclosure Letter sets forth a description of all material services provided by any Affiliate of the Company to the Company. Section 4.7(c) of the Seller Disclosure Letter also sets forth a description of all material services provided by the Company to any Affiliate of the Company, and the manner in which the Company has been compensated for the costs of providing such services.

Section 4.8. Personal Property. Section 4.8 of the Seller Disclosure Letter contains a list and description of each lease or other agreement or right, whether written or oral (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company without penalty or payment on notice of 45 days or less or which involves the payment by the Company of rentals of less than $25,000 per year.

Section 4.9. Intellectual Property.

(a) Section 4.9(a) of the Seller Disclosure Letter contains a correct and complete list of all the following that are owned by the Company: (i) all issued United States and foreign patents and pending patent applications or other registrations or issuances with a Governmental Entity of Intellectual Property, (ii) all registered United States, state and foreign trademarks, service marks, certification marks, trade dress, trade names, brand names, slogans, logos and Internet domain names and all pending applications for registration of the same; (iii) all registered and material unregistered United States and foreign copyrights and pending applications for registration of the same, (iv) all material computer software, and (v) all material unregistered trademarks and service marks.

(b) The Company owns, free and clear of all Liens (other than Permitted Encumbrances), all right title and interest in and to, or has the right to use, all material Company Intellectual Property. The Company Intellectual Property constitutes all of the material Intellectual Property necessary to engage in the Business as it is currently conducted. There are no Legal Proceedings against the Company presently pending, or to the knowledge of Seller, threatened in writing against the Company (i) challenging the ownership, use, validity, enforceability or registrability of any of the Company Intellectual Property owned by the Company; (ii) alleging that the Company infringes, misappropriates or violates any Third-Party Intellectual Property; or (iii) challenging the license or legally enforceable right of the Company to use Third-Party Intellectual Property.

(c) The Company has not infringed, misappropriated or violated, and the operation of the Business as currently conducted does not infringe, misappropriate or violate, any Third-Party Intellectual Property, and neither the Company nor Seller has received any written notices or threats regarding any of the foregoing. To the knowledge of Seller, no third party has infringed, misappropriated or violated any of the Company Intellectual Property owned by the Company or is currently doing the same. The Company has taken reasonable measures to protect, through the use of customary non-disclosure agreements and other security measures, the secrecy and confidentiality of all confidential information and Trade Secrets (including any Intellectual Property that constitute a Trade Secret) that the Company owns or which is used in the Business as currently conducted. To the knowledge of Seller, such confidential information has not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure agreements which have not been breached.

(d) All personnel, including employees, agents, consultants and contractors, who have contributed to the development of the Intellectual Property owned by the Company (i) have been and are a party to “work-for-hire” or similar arrangements with the Company; or (ii) have assigned to the Company any rights such personnel have in such Intellectual Property.

(e) There is no Customer Information relating to the Business that is kept, maintained or stored other than by the Company.

(f) Section 4.9(f) of the Seller Disclosure Letter sets forth a true and correct list of all material computer software used at the Property or relating to the Business.

(g) All information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of Business (collectively, “Company IT Systems”) perform, without material disruption, the information technology operations necessary to conduct the Business as currently conducted in all material respects. The Company has in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information necessary to the conduct of the Business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Business.

(h) Except as set forth on Section 4.9(h) of the Seller Disclosure Letter, all computer programs included within the Intellectual Property owned by the Company are not licensed pursuant to a so-called “open source” license and do not incorporate and are not based on any computer programs that are licensed pursuant to a so-called “open source” license.

Section 4.10. Material Contracts.

(a) Section 4.10(a) of the Seller Disclosure Letter sets forth as of the date hereof each Contract to which the Company is a party or by which it is otherwise bound:

(i) for the purchase, sale or lease (whether as lessor or lessee) of real property or any option to purchase or sell real property,

(ii) for capital expenditures or other purchase of any materials, supplies, equipment, other assets or properties, or services that requires an annual expenditure by the Company of more than $75,000 for any project or series of related projects (or groups of related Contracts therefor),

(iii) providing for the acquisition or disposition of any assets, in each case involving more than $50,000,

(iv) for the lease or sublease of personal property involving an annual base rental payment of more than $75,000,

(v) related to the licensing of Intellectual Property, other than commercially available software licensed under a shrink-wrap or click-through license agreement,

(vi) relating to Indebtedness of the Company with a principal balance in excess, individually or in the aggregate, of $50,000,

(vii) limiting the ability of the Company to engage in any line of business or compete with any Person,

(viii) between the Company or any of the Company’s Affiliates,

(ix) with any current or former officer, manager or director of the Company that provides for any payment of cash or equity securities (other than de minimis cash payments),

(x) granting or evidencing a Lien (other than Permitted Encumbrances) on any assets owned by the Company and used in the Business,

(xi) involving a loan or advance to, or investment in, any Person, other than reasonable expense advances in the ordinary course of business,

(xii) under which any Person guarantees or guaranteed Indebtedness of the Company,

(xiii) that by its terms calls for aggregate payments or receipt by the Company under such Contract of more than $75,000 in 2010 or which Seller or the Company reasonably anticipates will involve the payment or receipt by the Company of more than $75,000 in 2010 or which extends beyond June 30, 2011 and which Seller or the Company reasonably anticipates will involve the payment or receipt by the Company of more than $75,000 in 2011, or

(xiv) any material Contract not made in the ordinary course of business consistent with past practice.

(b) True and correct copies of each Lease and each Contract required to be listed in Section 4.10(a) of the Seller Disclosure Letter or each contract entered into after the date hereof of the type described in Section 4.10(a) (each, a “Material Contract”) have been or, in the case of contracts entered into after the date hereof of the type described in Section 4.10(a), will be made available to Buyer. Each Material Contract is valid and binding upon the Company (and, to Seller’s knowledge, on all other parties thereto) in accordance with its terms. Each Material Contract is in full force and effect and (i) there is no actual or, to the knowledge of Seller, alleged material breach or material violation of or material default by the Company under any of the Material Contracts, (ii) to Seller’s knowledge, there is no material breach, material violation of or material default by any other Person under any of the Material Contracts and (iii) to the knowledge of Seller, there exists no event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement) which, with notice or lapse of time or both or the happening of any other event or condition, would constitute a material breach, material violation or material default of, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under, any of the Material Contracts. Neither Seller nor the Company is as of the date hereof renegotiating any of the Material Contracts except in the ordinary course of business.

Section 4.11. Litigation. There are no pending Legal Proceedings or series of related Legal Proceedings that have been commenced, or to the knowledge of Seller, threatened, by or against Seller or the Company or that otherwise relate to the Business, which (a) involve, or would reasonably be expected to involve, individually or in the aggregate, an amount greater than $50,000 or (b) materially inhibit, or would reasonably be expected to materially inhibit, the operations of the Business as currently conducted. Since July 31, 2008, neither Seller nor the Company has settled, through monetary payment or otherwise, any Legal Proceeding.

Section 4.12. Environmental Matters. Except as disclosed in any of the reports listed in Section 4.12(d) of the Seller Disclosure Letter:

(a) The Company is in material compliance with all applicable Environmental Laws (which compliance includes the possession by the Company of all Company Permits required under applicable Environmental Laws for the operation of the Real Property, and compliance with the material terms and conditions thereof);

(b)(A) no condition exists at the Real Property which has or would reasonably be expected to result in a material violation of any Environmental Law, and (B) no Hazardous Materials exist on, under or at the Real Property or any of the other properties of the Company in a quantity or condition that would give rise to any material Liability under any Environmental Law;

(c) there is no Environmental Claim pending or, to the knowledge of Seller, threatened against the Company or the Real Property and, to the knowledge of Seller, there are no facts or conditions that would reasonably be expected to result in any Environmental Claim related to the Company or the Real Property;

(d) The Company has not assumed, either by contract or by operation of law, any material Liability of any third party arising under or related to Environmental Laws; and

(e) Set forth in Section 4.12(e) of the Seller Disclosure Letter is a full and complete list of all reports, studies and related documentation produced or delivered at the direction of the Company since September 1, 2009 relating to environmental conditions, Environmental Laws or Environmental Claims involving the Company or the Real Property (including without limitation any Phase I or Phase II inspections), and true, correct and complete copies of such reports, studies and related documentation have been delivered to Buyer.

Section 4.13. Permits; Compliance with Laws.

(a) The Company holds all material permits, registrations, findings of suitability, licenses, temporary licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Gaming Laws), necessary to conduct the Business, each of which is in full force and effect in all material respects (the “Company Permits”). The Company is in compliance in all material respects with the terms of the Company Permits, including, without limitation, each of the conditions that are applicable and binding on the Company contained in the Gaming License. The Company is, and since July 31, 2008 has been, in compliance in all material respects with all applicable Laws (including Gaming Laws). Since July 31, 2008, the Company has not received a written or, to the knowledge of Seller, oral notice of any material investigation or material review by any

Governmental Entity with respect to the Company, Seller or the Real Property. No event has occurred which permits or is reasonably likely to result in, or upon the giving of notice or passage of time, or both, would permit or would be reasonably likely to result in, revocation, non-renewal, modification, suspension, limitation or termination of any Company Permit that currently is in effect. Notwithstanding anything contained in this Section 4.13(a), the representations contained in this Section 4.13(a) do not concern environmental matters, employee benefits or Taxes, all of which are the subject of the representations in Sections 4.12, 4.15 and 4.16, respectively.

(b) Each of the Company’s directors, managers, officers, and Persons performing management functions similar to officers, with respect to the operation and support of the Business, hold, and since July 31, 2008, have held, all material permits, registrations, findings of suitability, licenses, variances, exemptions, orders and approvals of all Governmental Entities (including authorizations under Gaming Laws) necessary for their conduct of the Business and have otherwise been in compliance with applicable Gaming Laws.

(c) Neither the Company nor, to the knowledge of Seller, any of the Company’s Representatives, has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other Person, in the United States or any other country, in any manner related to the Business, which would be illegal under any applicable Law.

(d) A true and complete copy of the Gaming License issued to the Company by the Mississippi Gaming Commission to conduct gaming operations in the State of Mississippi was previously delivered to Buyer.

(e) Seller is in material compliance with all material Laws and all material judgments applicable to Seller or any assets owned or used by Seller, and Seller has not received any written communication since July 31, 2008 from a Governmental Entity that alleges that Seller is not in material compliance with any material Law.

Section 4.14. Labor Matters; Casino Management Company.

(a) The Company is not a party to any labor union or collective bargaining agreement applicable to Employees, no such agreement is currently being negotiated and, to the knowledge of Seller, there are no activities or proceedings of any labor union to organize any non-unionized employees at the Property. The Company has a policy of at-will employment and employs each of its employees on an at-will basis. Since July 31, 2008, the Company has been in compliance in all material respects with all applicable Laws relating to the employment of the employees of the Business, including Laws relating to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Seller believes that the Company’s relations with its employees are satisfactory. Since July 31, 2008, the Company has not engaged in any unfair labor practice or violated in any material respect any state or local labor, wage and hour or employment Laws with respect to any Persons employed by or otherwise performing services primarily for the Company (the “Company Business Personnel”). There is no unfair labor practice complaint, grievance, employment standards complaint, pay equity complaint, occupational health and safety charge, claim or investigation of wrongful (including constructive) discharge, employment and discrimination or retaliation, sexual harassment or other action pending or, to the knowledge of Seller, threatened against the Company with respect to the Employees which has or would have, individually or in the aggregate, a material effect on the operations of the Business. There is not currently occurring, and the Company has not experienced since July 31, 2006, any actual or threatened organization of or unionization activity by its employees, and the Company is not adversely affected by any dispute or controversy with a union. To the knowledge of Seller (i) there are no material strikes or work stoppages pending or threatened with respect to employees of the Business and (ii) no such strike or work stoppage has occurred within the three (3) years preceding the date hereof.

(b) Section 4.14(b) of the Seller Disclosure Letter contains (i) a list of all employees of the Company as of June 30, 2010; (ii) the then current annual compensation of any such employees; (iii) a list of all present or former employees of the Company paid at an annual rate in excess of $50,000 who have terminated or given notice of their intention to terminate their relationship with the Company since December 31, 2009 through the date hereof; and (iv) a list of any increase, effective after June 30, 2010, in the rate of compensation of any employees or commission salespersons if such increase exceeds 10% of the previous annual salary of such employee or commission salesperson.

(c) The Company is and has been in compliance with the requirements of the WARN Act and has no liabilities or unfulfilled notice obligations pursuant to the WARN Act.

(d) Section 4.14(d) of the Seller Disclosure Letter contains a true and complete list of all officers, employees or managers of the Casino Management Company who provide any services to the Company.

Section 4.15. Employee Benefits.

(a) Section 4.15(a) of the Seller Disclosure Letter sets forth an accurate and complete list of all (i) “employee welfare benefit plans,” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA; and (iii) all other benefit plans, programs, arrangements, agreements and/or practices providing bonus, equity option, equity purchase, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, employment, consulting, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement or unemployment benefits sponsored or maintained by the Company or any of its Affiliates, or to which the Company or any of its Affiliates contributes to (or is required to contribute to), for the benefit of any employee of the Company (the “Employees”) (all of the foregoing plans, programs, arrangements, agreements and practices, the “Company Benefit Plans”).

(b) With respect to each Company Benefit Plan, to the extent applicable, Seller has delivered to Buyer true and complete copies of the Company Benefit Plans and all the amendments thereto, together with true and complete copies of (i) any associated trust, custodial, insurance or service agreements, (ii) a written summary of each unwritten Company Benefit Plan, (iii) the three (3) most recent annual reports (Form 5500) and all required attachments thereto, (iv) the three (3) most recent audited financial statements, (v) the three (3) most recent actuarial reports, (vi) the most recent summary plan description or other written explanation of each such plan distributed to participants or beneficiaries, (vii) the most recently received IRS determination letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Plan and (viii) all correspondence with the IRS, the Department of Labor, the Securities and Exchange Commission or Pension Benefit Guaranty Corporation relating to any outstanding controversy, investigation or audit concerning such Plan.

(c) Each Company Benefit Plan is and has heretofore been maintained and operated in material compliance with the terms of such Plan and with the requirements prescribed by applicable Laws. The Company has never maintained any Company Benefit Plan which is intended to qualify under Section 401(a) of the Code.

(d) No event has occurred pursuant to which the Company has incurred or is reasonably likely to incur any liability under Title IV of ERISA arising in connection with any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is covered or previously was covered by Title IV of ERISA, including any defined benefit plan, as defined in Section 3(35) of ERISA, or a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, or is subject to Section 412 or 430 of the Code or Section 302 of ERISA and including by reason of being an ERISA Affiliate of any other Person. No Company Benefit Plan is a multiple employer welfare benefit arrangement, as defined in Section 3(40)(A) of ERISA. There has been no failure of a Company Benefit Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code).

(e) With respect to any Company Benefit Plan, there are no pending or, to the knowledge of Seller, threatened actions, suits or claims by or on behalf of any such plan, by any employee or beneficiary covered under any such plan, or otherwise involving any such plan (other than routine claims for benefits arising in the ordinary course).

(f) Full payment has been made of all amounts which the Company is required under applicable Law or under any Company Benefit Plan or any agreement relating to any Company Benefit Plan to have paid as contributions or premiums thereunder as of the last day of the most recent fiscal year of such Company Benefit Plan ended prior to the date hereof or have been timely reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the account records of the Company.

(g) The Company has no obligation under any Company Benefit Plan or otherwise to provide post-employment or retiree welfare benefits (other than with respect to accrued vacation) to any former employee or any other Person, except as required by applicable Laws or for death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA).

(h) None of the Company, any of the Company Benefit Plans which are subject to ERISA, any trusts created thereunder, nor, to the knowledge of Seller, any officer of the Company or any trustee or administrator thereof has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility, which is reasonably likely to result in a liability to the Company.

(i) Any arrangement of the Company that is subject to Section 409A of the Code has been administered in compliance with the requirements of Section 409A of the Code and has been amended to comply with the requirements of the final regulations under Section 409A of the Code. The Company does not have any obligation to provide any gross-up payment to any individual with respect to any income tax, additional tax or interest charge imposed pursuant to Section 409A of the Code.

(j) The execution, delivery and performance by Seller of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) entitle any employee, officer or director of the Company to any severance, transaction bonus, retention or other payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan.

Section 4.16. Taxes.

(a) The Company is (and since its formation has been) properly classified as an entity disregarded as separate from its owner within the meaning of Treasury Regulation § 301.7701-3, and Seller is (and since its formation has been) properly classified as a partnership for federal income tax purposes. Neither the Company nor Seller is liable for the Taxes of any other Person as transferee, successor or otherwise.

(b) All such Tax Returns related to material Taxes have been finally closed by audit by the relevant Taxing authority or the period of assessment of such Taxes in respect of which such Tax Returns were required to be filed has expired.

(c) The Company or Seller, as the case may be, has timely filed with appropriate taxing authorities all Tax Returns required to be filed by it with respect to the Company. Such Tax Returns are correct, complete and accurate in all material respects and disclose all material Taxes required to be paid by or in respect of the Company. All Taxes for which the Company is liable, whether or not shown as due on any Tax Returns, have been paid.

(d) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes for which the Company may be liable.

(e) No federal, state, local, or foreign audit, investigation or examination for which Seller or the Company has received written notification are presently pending with regard to any

Taxes for which the Company may be liable or Tax Returns filed by or with respect to the Company.

(f) All Taxes that are (or were) required by Law to be collected with respect to the sales of the Company or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party have been duly collected or withheld, and have been timely paid over to the proper authorities to the extent due and payable.

(g) There are no Encumbrances for Taxes upon any assets of the Company, except for Encumbrances for Taxes not yet due and payable.

(h) All monies required to be withheld by the Company (including from employees of the Company for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Company.

Section 4.17. Leases.

(a) For purposes of this Agreement, “Leases” means, collectively, (i) that certain Lease Agreement dated February 18, 2005 by and between the Company, as lessee, and the Board of Mississippi Levee Commissioners, as lessor; (ii) that certain Lease Agreement dated as of September 28, 2004 by and between the Company, as lessee, and GML, LLC, as lessor as amended by that certain First Amendment to Lease Agreement dated as of June 16, 2006; and (iii) that certain Lease Agreement dated as of July 1, 2003 by and between the Company, as lessee, and Refuge Land Co., LLC, as lessor as amended by that certain First Amendment to Lease Agreement dated as of June 16, 2006. As of the Closing, no interest in the Leases shall be subject to any prior assignment, transfer or pledge by Seller.

(b) For purposes of this Agreement, “Real Property” means the real property leased to the Company pursuant to the Leases, together with all Structures thereon.

(c) Section 4.17(c) of the Seller Disclosure Letter contains a legal description of the Real Property and a list of any Liens, security interests, mortgages or deeds of trust (which will be terminated or fully released by Closing) encumbering the Company’s leasehold interest therein (collectively, “Real Property Liens”). The Company does not own any real property. Except as provided in the Leases or on Section 4.10(a) of the Seller Disclosure Letter, the Company does not hold any options or rights to acquire any real property.

(d) With respect to the Real Property,

(i) The Leases are valid and effective against the Company, and to Seller’s knowledge, the counterparties thereto, in accordance with their respective terms. The Real Property is free and clear of all Liens, except for (A) the Leases, (B) the Real Property Liens, (C) the Permitted Encumbrances, and (D) any Lien affecting the underlying fee interest of the applicable lessor therein, each of which is set forth in Section 4.17(d)(i) of the Seller Disclosure Letter (collectively, “Fee Liens”). The execution of this Agreement and the consummation of the transactions contemplated hereby will not be deemed a default or breach or create a termination right under any of the Leases. There are no security deposits under the Leases.

(ii) The Company has good and valid rights of ingress and egress to and from the Real Property from and to the public street systems for all usual street, road and utility purposes.

(iii) The buildings, structures and other improvements on the Real Property (collectively, the “Structures”) have access to all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable Law, sufficient for the current use and operation thereof.

(iv) None of the Structures or the conduct of the Company’s business therein, violates any easement, or restrictive covenant applicable to the Company or the Real Property.

(v) Neither the Company nor Seller has received written notice of any current or pending material regulatory proceedings or administrative actions relating to any portion of the Real Property.

(vi) Except as set forth in the Leases, the Real Property Liens and any Permitted Encumbrances, the Company has not entered into any leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person or Persons the right of use, possession or occupancy of any portion of the Real Property.

(vii) There are no pending, or to the knowledge of Seller, threatened condemnation proceedings relating to the Real Property.

(viii) Neither Seller nor the Company has received any written notice, and has no knowledge, of any violation of any applicable land use, health and building ordinances, or permits issued in connection therewith, relating to the Real Property and the use thereof. According to the Survey, commencement of the use of the Real Property and the Structures thereon predate the enactment of zoning laws and regulations in Washington County, Mississippi. Neither Seller nor the Company has knowledge that the uses of the Real Property and the Structures are impermissible under applicable zoning Laws and regulations.

(ix) To Seller’s knowledge, no portion of the Real Property is taxed on a combined basis with any real property that does not constitute part of the Real Property.

(x) To Seller’s knowledge, the Structures are (A) in good operating condition and repair, except for ordinary wear and tear and other matters which would not cost more than $150,000 to replace, repair or restore; (B) suitable and adequate for continued use in the manner in which they are presently being used; (C) substantially adequate to meet the present requirements of the Company; and (D) free of material defects, except for matters which would not cost more than $150,000 to replace, repair or restore.

(xi) To Seller’s knowledge based exclusively on its review of the Survey and without further inquiry, the Structures upon the Real Property are all within the boundary lines of such property, except for immaterial encroachments that do not materially affect the ownership or the use thereof. To Seller’s knowledge based exclusively on its review of the Survey and without further inquiry, there are no improvements or structures located on adjoining lands or properties that encroach onto any of the Real Property that materially affect the ownership or use of any of the Real Property or the Structures located thereon.

(xii) Subject to the terms of each Lease and the Permitted Encumbrances, to Seller’s knowledge, the Company has the right to quiet enjoyment of all of the Real Property for the full term of each Lease (and any renewal option related thereto).

Section 4.18. Insurance. Set forth in Section 4.18 of the Seller Disclosure Letter is an accurate and complete list of each insurance policy which covers the Company or its business, properties, assets or employees. Such policies are in full force and effect and all premiums thereon have been paid, financed or deferred as permitted by the applicable insurance company. The Company has not received any written or, to the knowledge of Seller, oral notice of cancellation or non-renewal of any such policy or arrangement. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Agreements will not conflict with, require the consent or approval of any insurer under, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any of the insurance policies required to be listed on Section 4.18 of the Seller Disclosure Letter. Seller has delivered to Buyer full, complete and correct copies of all materials required to be listed on Section 4.18 of the Seller Disclosure Letter.

Section 4.19. Brokers. Except for Houlihan, Lokey, Howard & Zukin Capital, Inc. (the “Broker”), neither Seller, the Company nor any of their respective Affiliates has employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. Seller, or an Affiliate of Seller, shall have the sole obligation to pay the Broker any and all fees, commissions and finder fees in connection with this transaction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Each of Buyer and Parent, jointly and severally, hereby represents and warrants to Seller, except as set forth in the Disclosure Letter delivered by Buyer to Seller on the date of this Agreement (the “Buyer Disclosure Letter” and, together with the Seller Disclosure Letter, the “Disclosure Letters”) and each a “Disclosure Letter”), as follows:

Section 5.1. Organization. Parent is duly organized and validly existing under the Laws of its state of incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Parent is, in all material respects, duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Buyer is duly organized and validly existing under the Laws of its state of incorporation and has all requisite limited liability company power and authority to carry on its business as now being conducted. Buyer is, in all material respects, duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Buyer is a wholly owned subsidiary of Parent.

Section 5.2. Authority; No Conflict; Required Filings and Consents.

(a) Each of Buyer and Parent has all requisite corporate or limited liability power, as applicable, and authority to enter into this Agreement and the Buyer Ancillary Agreements to which they are a party and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and Parent and the Buyer Ancillary Agreements to which they are a party and the consummation by Buyer and Parent of the transactions contemplated by this Agreement and the Buyer Ancillary Agreements to which they are a party have been duly authorized by all necessary corporate or limited liability, as applicable, action on the part of Buyer and Parent. Each of this Agreement and the Buyer Ancillary Agreements to which they are a party, has been, or, as applicable, will be prior to Closing, duly executed and delivered by Buyer and Parent and, assuming the valid execution and delivery by all counterparties thereto, will constitute a valid and binding agreement of Buyer and Parent enforceable against Buyer and Parent in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b) The execution and delivery of this Agreement by Buyer and Parent does not, and the consummation by Buyer of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation, bylaws or other organizational document of Buyer or Parent, (ii) result in any violation or breach of, conflict with or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, payment or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, or result in the creation of any Lien on any of the properties of Buyer or Parent under, any of the terms, conditions or provisions of any material Contract or obligation to which Buyer or Parent is a party or by which either of them or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.2(c) hereof, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity or any other Person the right to revoke, withdraw, suspend, cancel, terminate or modify, in each case in any material respect, any permit, concession, franchise, license, judgment or Law applicable to Buyer, Parent or any of their respective properties or assets.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or Parent in connection with the execution and delivery of this Agreement by Buyer or Parent or the consummation by Buyer or Parent of the transactions contemplated hereby, except for (i) any approvals or filing of notices required under the Gaming Laws, (ii) all required filings under the HSR Act being made and any waiting periods thereunder being terminated or expiring, (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or rebranding of the operations at the Property, (iv) such other consents, approvals, orders, authorizations, permits, filings, declarations or registrations as may be required under the Laws of any jurisdiction in which Buyer conducts any business or owns any assets, the absence of which would not delay or prevent the consummation of the transactions contemplated by this Agreement, and (v) any consents, approvals, orders, authorizations, permits, filings, declarations or registrations required by Seller or any of its Subsidiaries, Affiliates or key employees (including under the Gaming Laws).

Section 5.3. Additional Compliance Matters.

(a) Neither Parent nor Buyer has since September 1, 2005 been denied, or had limited, terminated, suspended or revoked or voluntarily or otherwise withdrawn an application for, a gaming license by any Governmental Entity or Gaming Authority. None of Parent or Buyer’s respective directors or officers who are required to be licensed or found suitable under Gaming Laws has since September 1, 2005 been denied, or had limited, terminated, suspended or revoked or voluntarily or otherwise withdrawn an application for, a gaming license by any Governmental Entity or Gaming Authority which exercises jurisdiction over gaming facilities owned or operated by Parent, Buyer or any of their respective Affiliates. Parent, Buyer and each of their respective directors or officers who are required to be licensed or found suitable under Gaming Laws are in good standing with the Gaming Authorities in each of the jurisdictions in which Parent, Buyer or any of their respective Affiliates owns or operates gaming facilities.

(b) To the knowledge of Buyer (but without due inquiry), none of Buyer’s or Parent’s respective directors or officers who are required to be licensed or found suitable under Gaming Laws has, within the last ten (10) years, been convicted in a criminal proceeding or has been named the subject of a pending criminal proceeding that constituted a felony under the Laws of any jurisdiction or constituted a misdemeanor or similar violation under the Gaming Laws of any jurisdiction.

Section 5.4. Compliance with Gaming and Liquor License Laws.

(a) Parent, Buyer and each of their Subsidiaries, and to Buyer’s knowledge, each of such entity’s respective directors or officers who are required to be licensed or found suitable under Gaming Laws or applicable liquor licensing laws currently hold all material permits, registrations, findings of suitability, licenses, temporary licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities under the Gaming Laws and applicable liquor licensing Laws necessary to conduct the current business and operations of such entities, each of which is in full force and effect in all material respects

(collectively, the “Buyer Permits”), and, no event has occurred that (with or without the giving of notice or passage time, or both) permits revocation, non-renewal, modification, suspension, limitation or termination of any Buyer Permit held by Buyer, Parent or any of their Subsidiaries or to Buyer’s knowledge, of any Buyer Permit held by any director or officer who is required to be licensed or found suitable under Gaming Laws or applicable liquor licensing laws of Buyer, Parent or any of their Subsidiaries, in each case that currently is in effect. Parent and each of its Subsidiaries, and to Buyer’s knowledge, each of their directors and officers who are required to be licensed or found suitable under Gaming Laws or applicable liquor licensing laws are currently in compliance, in all material respects, with the terms of the Buyer Permits.

(b) Neither Parent, Buyer nor any of their respective Subsidiaries has received written notice of any material investigation or review by any Governmental Entity under any Gaming Law with respect to Parent, Buyer or any of their Subsidiaries that is pending, and, to the knowledge of Buyer, no material investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same.

(c) Neither Parent, Buyer nor any of their respective Subsidiaries, nor, to Buyer’s knowledge, any director (only with respect to the business of the Buyer or Parent) or officer of Buyer or Parent that is required to be licensed or found suitable under Gaming Laws or applicable liquor licensing laws has received any claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past five (5) years under, or relating to their respective violation or possible violation of, any Gaming Laws or applicable liquor licensing Laws which did, or would be reasonably expected to, result in fines or penalties of $50,000 or more (individually or when considered together with one or more other demands, notices, complaints, court orders, administrative orders or violations arising out a similar or related fact pattern, act or omission).

Section 5.5. Securities Act Representations. Buyer is acquiring the LLC Interests for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”). Buyer has no present intention of selling, granting any participation in, or otherwise distributing any of the LLC Interests otherwise than pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements under the Securities Act and applicable state securities laws. Buyer has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the LLC Interests.

Section 5.6. Financing. Buyer and/or Parent will have sufficient funds on hand and available under the Parent Credit Facility at the Closing to permit Buyer to consummate the transactions contemplated by this Agreement.

Section 5.7. Litigation. There are no pending Legal Proceedings that have been commenced, or to the knowledge of Buyer, threatened, by or against Parent or any of its Subsidiaries before any Governmental Entity, which, if determined adversely, would reasonably be expected to prevent or materially delay Buyer from completing any of the transactions contemplated by this Agreement.

Section 5.8. Brokers. Neither Buyer, Parent nor any of their respective Affiliates has employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 5.9. No Additional Representations. Buyer and Parent acknowledge that neither the Company nor Seller has made, nor shall the Company or Seller be deemed to have made, any representation, warranty, covenant or agreement, express or implied, with respect to Seller, the Company, the Business or the transactions contemplated by this Agreement, other than those explicitly set forth in this Agreement.

ARTICLE VI

COVENANTS

Section 6.1. Conduct of Business of the Company.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Seller shall (except to the extent that Buyer shall otherwise consent in writing, which consent will not be unreasonably withheld, conditioned or delayed) cause the Company carry to on its business only in the ordinary course consistent with past practice and to use all commercially reasonable efforts consistent with good business practice to maintain in full effect the Company Permits, keep and maintain the assets used in the Business in good operating condition and repair, maintain the business organization of the Company intact and preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Company. Seller shall not, and shall cause the Company and its respective Affiliates not to, attempt to persuade or solicit (i) any Employee or (ii) any person who devotes a majority of his or her time to the Business to enter into employment with Seller or any Affiliate of Seller or otherwise not to commence employment with Buyer after the Closing.

(b) Without limiting the generality of Section 6.1(a), except as required by applicable Law, required by this Agreement or as disclosed in Section 6.1(a) of the Seller Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, without the written consent of Buyer (which will not be unreasonably withheld, conditioned or delayed), Seller agrees that it will cause the Company not to:

(i) make any fundamental change in the Business or operations of the Company with respect to the Business;

(ii) adopt any amendment to its certificate of formation or operating agreement or other applicable governing documents;

(iii) sell, pledge, lease, dispose of, grant or encumber any of its property, including the Property, or any of its assets or equity interests in any other Person, except for (A) sales of current assets in the ordinary course of business consistent with past practice, (B) Permitted Encumbrances and (C) other sales that do not exceed, individually or in the aggregate, $50,000;

(iv) exercise any option to purchase, sell or lease (whether as lessor or lessee) real property or any option to extend a Lease (except for any extension of a Lease, which, by its terms, occurs automatically and which does not change the terms of such Lease);

(v) incur, assume, or modify any Indebtedness;

(vi) cancel any debts owed to or claims held by the Company with respect to the Business (including the settlement of any claims or litigation) other than debts owed or claims held which do not exceed $10,000, or in the ordinary course of business consistent with past practice;

(vii) other than as required by applicable Law or the terms of a Material Contract, materially modify or amend, or terminate any of the Material Contracts other than supplier or vendor contracts for the purchase or lease of goods or services modified, amended or terminated in the ordinary course of business;

(viii) subject any of its properties, assets or equity interests to a Lien, other than Permitted Encumbrances and Liens in existence on the date hereof;

(ix) fail to maintain the existing insurance coverage relating to the Real Property (however, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, the Company may procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies);

(x) authorize for issuance, issue, sell or deliver (A) any equity or voting interest in the Company or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any equity or voting interest in, the Company, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any equity or voting interest in the Company;

(xi) split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity or voting interest in, the Company, or make any other change in the capital structure of the Company;

(xii) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(xiii) make any capital expenditure or commitment therefor, enter into any capital leases or otherwise acquire any assets or properties except in accordance with the capital expenditure budget included in Section 4.5 of the Seller Disclosure Letter;

(xiv) modify or rescind any of the Company Permits, or fail to use good faith efforts to obtain any renewal or extension, as may be required by Law, of any Company Permits;

(xv) subject the Company to any bankruptcy, receivership, insolvency or similar proceedings;

(xvi) make any change in any method of accounting or auditing practice other than those required by GAAP;

(xvii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 6.12 or accelerating deductions to periods for which the Company is liable pursuant to Section 6.12);

(xviii) make any election or take any action that is inconsistent with treating the Company as an entity disregarded as separate from its owner within the meaning of Treasury Regulation § 301-7701-3;

(xix) make any loans, advances or capital contributions to, or investments in, any other Person other than advances to employees for incidental expense reimbursements in the ordinary course of business;

(xx) enter into any transaction with any Affiliated Person or make any dividends or distribution to an equityholder of the Company (other than payments of cash dividends or distributions to Seller);

(xxi) adopt or, except as required by applicable Law, amend any Company Benefit Plan;

(xxii) except (A) as required by any Contract or any Company Benefit Plan, in each case, as in effect on the date hereof or (B) as required by applicable Law, award or increase any bonuses, salaries, or other compensation to any Employee, other than any increases in compensation or benefits to non-officer Employees in an aggregate amount not in excess of $50,000, or enter into or amend or modify any employment, severance or similar Contract with any Employee;

(xxiii) terminate the employment of or hire any person whose annual compensation exceeds or is reasonably expected to exceed $50,000;

(xxiv) enter into any Contract that would constitute a Material Contract other than supplier or vendor contracts for the purchase or lease of goods or services in the ordinary course of business; or

(xxv) authorize, commit or agree to take any of the foregoing actions in respect of which it is restricted by the provisions of this Section 6.1.

Section 6.2. Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a) Each party hereto shall cause the members of its board of managers or directors and its executive officers to refrain from intentionally taking any action the intent and purpose of which is to render any of its representations or warranties contained in Article IV or V to be inaccurate as of the Closing Date (unless such representations or warranties were expressly made as of an earlier date). Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b) During the period prior to the Closing Date, Seller will notify Buyer of (i) any Company Material Adverse Effect, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against the Company which would have been listed in Section 4.11 of the Seller Disclosure Letter if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any material default under any Material Contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has knowledge.

Section 6.3. Employee Matters.

(a) Buyer shall determine and provide terms and conditions of employment for each Employee from and after the Closing Date. Notwithstanding anything set forth below or herein to the contrary: (i) nothing in this Agreement shall create any obligation on the part of Buyer or the Company to continue the employment of any Employee for any definite period following the Closing; (ii) nothing in this Agreement shall preclude Buyer or the Company from changing or modifying the compensation paid to any Employee at any time following the Closing and (iii) nothing in this Agreement shall preclude Buyer or the Company from altering, amending, or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time following the Closing.

(b) Buyer shall, and shall cause its Affiliates to, cause those employee benefit plans, programs, agreements and arrangements (the “Buyer Plans”) of Buyer and its Affiliates (including the Company) to credit each Employee’s service with the Company and its Affiliates, to the extent credited under the analogous Company Benefit Plans, as service with Buyer and its Affiliates for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual, including but not limited to with respect to vacation benefits), under any Buyer Plans in which an Employee becomes eligible to participate after the Closing Date; provided; however, that in no event shall the Employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service. Buyer shall, and shall cause its Affiliates (including the Company) to, from and after the Closing Date, cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under the Buyer Plans, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous Company Benefit Plan in which any such Employee participated immediately prior to his or her eligibility for a Buyer Plan, to be waived with respect to Employees (and their spouses and eligible dependents) who become participants in such Buyer Plans, subject to any conditions, regulations, underwriting criteria or similar provisions imposed by any of Buyer’s insurers.

(c) Buyer and the Company shall not, at any time during the ninety one (91) days following the Closing Date, engage in any conduct that would result in an “employment loss” or layoff for a number of Employees which, if aggregated with any conduct on the part of Seller prior to the Closing Date, would trigger the WARN Act. Buyer agrees that after the Closing Date, Buyer and the Company shall be responsible for any notification required under and any liability arising under or relating to the WARN Act with respect to the Continuing Employees.

(d) After the Closing Date, the Company Benefit Plans, and any Buyer Plans replacing any Company Benefit Plans, shall have exclusive responsibility for the provision of health care continuation coverage required under COBRA or other applicable Law with respect to any “qualified beneficiaries” within the meaning of Section 4980B(f) of the Code (or other applicable Law) who have or have had a “qualifying event” within the meaning of Section 4980B(f) of the Code (or other applicable Law) under such plans, including but not limited to for such qualified beneficiaries who previously elected to receive continuation coverage under the Company Benefit Plans or who between the date of this Agreement and the Closing Date elect to receive continuation coverage.

(e) Regardless of anything else contained herein, the parties do not intend for this Agreement to amend any Plans or arrangements or create any rights or obligations except between the parties. No Employee or other current or former employee of the Company or any of its Affiliates, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim hereunder.

Section 6.4. Access to Information and the Property.

(a) Upon reasonable advance notice, subject to applicable Law, including Antitrust Laws and Gaming Laws, Seller shall, and shall cause the Company to, afford Buyer’s Representatives reasonable access, during normal business hours during the period from the date hereof to the Closing, to the Real Property and to the books and records relating to the Company (including Company Benefit Plans, insurance records, Tax Returns and Contracts, but expressly excluding customer names, addresses or contact information and any other customer-identifying information contained in any other information requested by Buyer) and, during such period, Seller shall furnish promptly to Buyer all information concerning the operation of the Company, the Real Property and the Employees as Buyer may reasonably request (collectively, the “Inspection”); provided, however, that (i) Buyer shall provide Seller and the Company with at least forty-eight (48) hours prior notice of any Inspection; (ii) Buyer’s Representatives shall not be entitled to perform any physical testing of any nature with respect to any portion of the Property without Seller’s prior written consent, provided that Buyer may conduct a new Phase I review of the Property without Seller’s prior written consent and if, based on such Phase I review, a nationally recognized consulting firm recommends physical testing pursuant to a Phase II review, Seller and the Company will use commercially reasonable efforts to cause the landlord under the applicable Lease to permit the testing recommended, with representatives of the Company and Seller present to observe such testing; (iii) Buyer shall not unduly interfere with the operation of the Business conducted at the Real Property; and (iv) Buyer shall, at its sole cost and expense, (A) promptly repair any damage to the Property or any other property owned by a Person other than Buyer arising from or caused by the actions of Buyer or Buyer’s Representatives during such Inspection, (B) restore the Property or such other third-party property to substantially the same condition as existed prior to such Inspection, and (C) indemnify, defend and hold harmless the Company, Seller and their respective Affiliates from and against any personal injury or property Damages incurred by any of them directly arising or resulting from the actions of Buyer or Buyer’s Representatives during such Inspection. Neither Parent, Buyer or any of Buyer’s Representatives shall, prior to the Closing Date, have any contact whatsoever with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Company, except in consultation with the Company and then only with the express prior approval of the Company. All requests by Parent or Buyer for access or information shall be submitted or directed exclusively to an individual or individuals to be designated in writing by the Company. Buyer and Parent shall each hold, and cause its Representatives to hold, any non-public information furnished to it by the Company or Buyer, respectively, or their respective Affiliates or Representatives in confidence in accordance with the confidentiality agreement, dated June 17, 2010, by and between an Affiliate of Seller and Buyer (the “Confidentiality Agreement”). The Confidentiality Agreement shall expressly terminate at the Closing.

(b) Seller shall, and, prior to the Closing, shall cause the Company to, cooperate in the preparation of financial statements to the extent required to be filed by Parent under Regulation S-X promulgated under the Exchange Act and relating to the acquisition of the Company by Buyer, and make available to Parent and Buyer such books, records and files and other information and employees as Buyer may reasonably request in connection with the preparation thereof. Buyer shall bear out-of-pocket costs relating to the preparation of such financial statements.

(c) Following the Closing, for so long as such information is retained by Buyer or the Company (which shall be for a period of at least six (6) years), Buyer and the Company shall permit Seller and its authorized representatives to have reasonable access and duplication rights during normal business hours, upon reasonable prior notice to Buyer or the Company, to the books, records and personnel relating to the Company with respect to the period prior to the Closing, to the extent that such access may be reasonably required in connection with (i) the preparation of any Tax Return or accounting records or with any audits relating to the Company or Seller, (ii) any suit, claim, action, proceeding or investigation relating to the Company or Seller, (iii) any regulatory filing or matter or (iv) any other valid legal or business purpose of Seller.

(d) Following the Closing and subject to applicable Law, upon Buyer’s or Seller’s reasonable request, as applicable, the parties shall provide each other with copies of documents of Seller and its Affiliates or Buyer and its Affiliates, as applicable, which the requesting party in good faith determines it is reasonably likely to need access to in connection with any claim or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any claim, suit, action, proceeding or investigation by or against it or any of its Affiliates, in each case, to the extent related to the Business, provided, however, that Seller shall not be required to provide Buyer and its Affiliates access to any documents relating to claims by or involving Seller, or in the event that producing copies of such documents to Buyer and its Affiliates will result in a conflict of interest with Seller and its Affiliates, as determined in good faith by Seller, except pursuant to civil process, provided, further, that neither Parent nor Buyer shall be required to provide Seller and its Affiliates access to any documents relating to claims by or involving Parent or Buyer, or in the event that producing copies of such documents to Seller and its Affiliates will result in a conflict of interest with Parent, Buyer or their respective Affiliates, as determined in good faith by Parent or Buyer, as applicable, except pursuant to civil process.

Section 6.5. Governmental Approvals; Third Party Consents.

(a) Subject to the terms and conditions set forth herein, each of Parent, Buyer and Seller shall, and shall cause their Affiliates to, use their respective reasonable best efforts, and shall cause their respective Affiliates to cooperate with the other parties hereto to use their respective reasonable best efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do, or cause to be done, all things reasonably necessary under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Seller, the Company, Buyer, Parent or any of their respective Affiliates or any of their respective Representatives, as applicable, in the case of clauses (i) or (ii), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) make all necessary filings, as applicable, and thereafter make any other required submissions with respect to this Agreement, as required in order to obtain all approvals of Governmental Entities required under (A) the Gaming Laws, (B) Antitrust Laws, including the HSR Act, and (C) any other applicable Law, including any applicable liquor licensing Laws (collectively, the “Governmental Approvals”). The parties hereto and their respective Representatives and Affiliates shall (x) in reasonable consultation, and in no event later than ten (10) Business Days after the date of this Agreement (with respect to all Governmental Approvals other than liquor licenses, which shall be filed within 30 days after the date of this Agreement), file all required initial applications and documents in connection with obtaining the Governmental Approvals (including under applicable Gaming Laws), (y) act diligently to pursue the Governmental Approvals and (z) cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of material documents other than finding of suitability applications to the other party and its advisors (provided; however; that copies shall be provided only to the other party’s outside counsel or on a redacted basis if and to the extent reasonably necessary to preserve the confidentiality of sensitive business information or legal privilege) prior to filing such documents and if requested accepting the reasonable additions, deletions or changes suggested in connection therewith. Each of Parent, Buyer and Seller and any applicable Affiliate shall use their reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Governmental Approvals as promptly as reasonably practicable. Seller and its counsel shall have reasonable notice of and an opportunity to participate in the initial meeting between Buyer and the Mississippi Gaming Commission following the date hereof. Seller and its counsel shall have reasonable notice of and, in Buyer’s reasonable judgment, an opportunity to participate in all other meetings and other proceedings between Buyer or Parent and Governmental Entities regarding the Governmental Approvals. Buyer and Seller shall have the right to review in advance and, in each case, to the extent practicable and permitted by applicable Laws relating to the exchange of information (including Antitrust Laws and the Gaming Laws), each party will consult the other party hereto regarding all the information relating to Buyer or Seller, as the case may be, and any of their respective Affiliates or Representatives that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that Buyer shall not be required to provide finding of suitability applications for Seller’s review; and provided; further that copies shall be provided to only the other party’s outside counsel or on a redacted basis if and to the extent reasonably necessary to preserve the confidentiality of sensitive business information or legal privilege. Without limiting the foregoing, the parties will notify each other promptly of the receipt of comments or requests from Governmental Entities relating to any Governmental Approvals (other than finding of suitability applications) and will supply the other parties with copies of all correspondence between the notifying party or any of its Representatives and Governmental Entities with respect to Governmental Approvals (other than finding of suitability applications); provided; however; that copies shall be provided to only the other party’s outside counsel or on a redacted basis if and to the extent reasonably necessary to preserve the confidentiality of sensitive business information or legal privilege.

(b) Notwithstanding anything herein to the contrary, (i) neither Parent nor Buyer shall be obligated to contest any final action or decision taken by any Governmental Entity challenging the consummation of the transactions contemplated by this Agreement, and (ii) in no event shall Buyer or any of its Affiliates be required to (A) sell or otherwise dispose of, hold separate or agree to sell or dispose of, any assets, categories of assets or businesses of Seller or of Buyer or any Affiliate of Buyer, (B) terminate existing relationships, contractual rights or obligations, (C) amend or terminate existing licenses or other intellectual property agreements or enter into new licenses or other intellectual property agreements or (D) agree to any material limitation or alteration in the manner in which Buyer or its Affiliates (including with respect to the Business) conduct their businesses in the future, in each case to avoid, prevent or terminate any action by any Governmental Entity which would restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement.

(c) From the date of this Agreement until the Closing (or earlier termination of this Agreement), each party hereto shall, and shall cause their respective Affiliates to, promptly notify the other parties hereto in writing of any pending or, to the knowledge of Buyer or Seller, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing.

Section 6.6. Publicity. Seller and Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon (within a reasonable period of time), any press release with respect to the entry into this Agreement or consummation of the transactions contemplated by this Agreement and shall not issue any such press release prior to such consultation and prior to considering in good faith any such comments, except as may be required by Law applicable to such parties or their respective Affiliates (including the Securities Act, the Exchange Act and any Gaming Laws) or the requirements of the NASDAQ Stock Market or in any filings with the Securities and Exchange Commission to be filed by Buyer, Parent or Seller (as may be amended or supplemented).

Section 6.7. Exclusive Dealing. During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with its terms, Seller shall not, and shall cause the Company and the respective Affiliates and Representatives of the Company and Seller not to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Buyer (and its Affiliates and Representatives), concerning any purchase of any equity interests of the Company or Seller or any merger, material asset sale or similar transaction involving the Company. Unless this Agreement is terminated as provided in Section 8.1, Seller will not vote its equity interests in the Company in favor of any purchase of any equity interests of the Company, or any merger, asset sale or similar transaction involving Seller or the Company, other than with respect to such a transaction involving Buyer.

Section 6.8. Further Assurances and Actions.

(a) Seller will take commercially reasonable action to cause the Company to seek, during the period prior to the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Material Contract required to be obtained to assign or transfer any such Material Contract to Buyer as set forth on Schedule 4.2(b) to the Seller Disclosure Letter; provided that neither Seller nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that Seller shall not, and shall cause the Company not to, make any agreement or understanding affecting the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer. Prior to the Closing Date, Buyer shall use its commercially reasonable efforts to cooperate with Seller in attempting to obtain the consents, approvals and waivers contemplated by this Section 6.8(a). Notwithstanding anything set forth in this Section 6.8(a), Seller’s failure to obtain any consents, waivers, or approvals contemplated by Section 6.8(a) or any of the items referenced in Section 3.4(m) or (n) shall not constitute a Company Material Adverse Effect or a breach of any representation, warranty, condition, covenant or agreement contained in this Agreement, and obtaining any such consents, waivers, approvals or other agreements, certificates or documents referenced in such Sections shall not constitute a condition to Buyer’s and Parent’s obligations to effect the Closing.

(b) Notwithstanding Section 6.8(a), in the event that at any time after the Closing any further action is necessary to vest Buyer with full title to the LLC Interests, the proper officers and/or managers of Buyer and/or managers or officers of Seller shall take all action reasonably necessary (including executing and delivering further instruments, notices, assumptions and releases) to vest Buyer with such title.

Section 6.9. Reservations. Buyer will honor (in accordance with their terms) all pre-Closing customer reservations confirmed by the Company, discounts or other benefits, including benefits extended under any frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits to be delivered to the guest(s) holding such reservations, discounts or other benefits. Buyer will honor all service agreements, if any, that have been granted to groups, persons or other customers for periods after the Closing Date at the rates and terms provided in such agreements. Buyer agrees that Seller cannot, and does not, make any representation or warranty that any party holding a reservation or agreement for facilities or services will utilize such reservation or honor such agreement. Buyer, by the execution hereof, solely assumes the risk of non-utilization of reservations and non-performance of such reservation agreements from and after the Closing. Between the date hereof and the Closing, Seller shall not, without the prior written consent of Buyer (such consent not to be unreasonably delayed, conditioned or withheld), (a) grant with respect to the Business any (i) customer discounts or other benefits, including benefits extended under any frequent player or casino awards programs, group discounts, other discounts or requirement that food, beverage or other benefits be delivered to the guest(s) holding such reservations, discounts or other benefits, or (ii) service agreements to groups, persons or other customers or (b) materially alter the terms of any rewards or patronage program for customers of the Business, in each case other than in the ordinary course of business consistent with past practice.

Section 6.10. Intercompany Accounts. Seller and Buyer agree that all intercompany accounts between Seller or any Affiliate of Seller (other than the Company), on the one hand, and the Company, on the other hand, shall be settled at or prior to the Closing.

Section 6.11. No Control. Without limiting the covenants and agreements contained in Section 6.1, prior to the Closing, (i) Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the operation of the Business at the Property and (ii) the operations and affairs of the Property shall be the sole responsibility of the Company and its Affiliates and shall be under the Company’s sole and complete control.

Section 6.12. Tax Matters.

(a) Following the Closing, Seller shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company for all Pre-Closing Tax Periods that are not filed on or before the Closing Date. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company for all Post-Closing Tax Periods and for any Straddle Period. Buyer shall permit Seller to review and comment on Tax Returns for any Straddle Period at least thirty (30) days prior to the due date thereof and if Buyer determines to reject Seller’s comments in finalizing any such Tax Return, Buyer and Seller shall refer such dispute to the Auditor for resolution as set forth in Section 6.12(d).

(b) All sales, use and other similar Taxes not described in the next succeeding sentence of this Section 6.12(b) incurred with respect to the transactions contemplated hereby shall be borne solely by Seller, except to the extent accrued on the Closing Balance Sheet and taken into account in determining Closing Date Working Capital. To the extent the transactions contemplated by this Agreement result in the imposition of any transfer, documentary, stamp or registration Taxes, Buyer and Seller shall each bear one half of such Taxes. Except as required by applicable Law, Seller shall prepare, execute and file all Tax Returns and other documentation on a timely basis as may be required to comply with the provisions of any such Tax Laws; provided, that Seller shall not file any such Tax Return or other documentation without the prior written consent of Buyer, which consent shall not to be unreasonably withheld or delayed. In addition, Seller shall promptly provide Buyer with evidence of filing, including copies, of such Tax Returns and other documentation.

(c) Buyer, Seller, the Company and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns, any audit, litigation or other proceeding with respect to Taxes, and other Tax matters addressed by this Section 6.12 or Section 9.3. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Any dispute, controversy, or claim between Buyer and Seller arising out of or relating to the provisions of this Agreement that relates to Taxes that cannot be resolved by negotiations between Buyer and Seller shall be submitted to the Auditor for resolution. The Auditor shall control the proceedings related to the dispute resolution and may request such evidence and information as it deems necessary. The Auditor shall determine (it being understood that in making such determination, the Auditor shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Buyer and Seller and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of any Tax or other amount in dispute which, absent manifest error, shall be conclusive and binding on Buyer, Seller and their respective Affiliates. In resolving any disputed item, the Auditor may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by party. The fees, costs and expenses of the Auditor shall be allocated to and borne equally by Buyer and Seller.

(e) For avoidance of doubt, Buyer and Seller agree that Seller shall be entitled to claim any deductions for income tax purposes resulting from the following payments or write-offs in connection with the sale of the LLC Interests pursuant to this Agreement (i) the payoff of Indebtedness at the Closing and the write off of costs and expenses incurred in connection with Indebtedness which is paid off at Closing, (ii) Transaction Bonuses, (iii) the Casino Management Termination Fee and (iv) any severance payments paid to employees in connection with the termination of employment at or prior to Closing.

(f) Without limiting other provisions of the Agreement, after the date hereof, Seller shall promptly provide information and documents reasonably requested by Buyer relating to the

Company’s practices regarding (i) the collection of information necessary to prepare IRS Forms W-2G required to be prepared with respect to operations of the Company, (ii) the collection and payment of sales and similar Taxes with respect to complimentary goods and services provided to customers, and (iii) the compliance with other Tax-related matters relating to customers of the Company in each case so as to reasonably permit Buyer to prepare Form W-2Gs in the ordinary course of business after the Closing.

Section 6.13. Company and Seller Indemnification.

(a) Parent and Buyer agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of Steven E. Hartman, Jess M. Ravich or Domenic Mezzetta (the “Company Indemnified Parties”) provided for in the Company’s organizational documents as of the date hereof shall continue in full force and effect for a period of (i) one (1) year from the Closing Date for each of Steven E. Hartman and Jess M. Ravich and (ii) six (6) years from the Closing Date for Domenic Mezzetta; provided however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. Parent shall, or shall cause the Company to, honor such obligations in accordance with their terms.

(b) At the Closing, Seller shall purchase an extended reporting period endorsement under the Company’s and Seller’s existing liability insurance coverage for its managers and officers that shall provide such Persons with coverage for six (6) years following the Closing of not less than the existing coverage and have other terms not materially less favorable to, the insured Persons than liability insurance coverage presently maintained by the Company and Seller. The credit of unearned premium obtained in connection with the termination of the Company’s existing liability insurance coverage for its managers and officers effective as of the Closing shall be applied, as documented in writing by Seller to Buyer, to the purchase of the extended reporting period endorsement.

(c) The obligations under this Section 6.13 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 6.13 applies without the consent of such Company Indemnified Party (it being expressly agreed that the Company Indemnified Parties to whom this Section 6.13 applies shall be third party beneficiaries of this Section 6.13 and shall be entitled to enforce the covenants contained herein).

(d) In the event Parent, Buyer or the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Buyer or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent, Buyer or the Company, as the case may be, assume the obligations set forth in this Section 6.13.

Section 6.14. Investigation: No Additional Representations. Buyer and Parent, in entering into this Agreement, are relying solely on the representations and warranties set forth in this Agreement and, except as expressly set forth in this Agreement (as modified by the Disclosure Letter), Seller and the Company have made no representation or warranty, express or implied, at law or in equity, with respect to the Company or its business or financial condition or any of its assets, Liabilities or operations, including without limitation as to (i) any information made available to Buyer, Parent or their Representatives in the Confidential Information Memorandum dated June 2010 or (ii) any projections, business plans or budgets of the Company.

Section 6.15. [INTENTIONALLY OMITTED].

Section 6.16. Confidential Nature of Information. Each party agrees that for a period of three (3) years from the Closing, it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer or Parent, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the LLC Interests and the Business; provided, however, that after the Closing, Buyer or Parent may use or disclose any confidential information included in the Business or otherwise reasonably related to the Business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is independently developed by Seller or any of its Affiliates, (iv) is required to be disclosed under applicable law or judicial process, (v) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby, or (vi) is disclosed or used by Seller or any of its Affiliates to enforce or protect its rights under this Agreement, in connection with tax or other regulatory filings, litigation, financial reporting or any other reasonable business purpose. Prior to the Closing, in the event of any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of the Confidentiality Agreement shall prevail.

Section 6.17. Seller Covenant Not to Compete or Solicit Business.

(a) In recognition of the fact that Seller is receiving significant economic value under this Agreement, and in furtherance of the sale of the LLC Interests and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Business so sold, Seller acknowledges that Buyer and Parent would be irreparably damaged if Seller or any of its Affiliates (excluding the Seller Equityholders and their Affiliates) were to compete with Buyer, Parent or the Business and each covenants and agrees that, for a period beginning on the Closing Date and ending on the three (3) year anniversary of the Closing Date, Seller shall not, and shall cause each of Seller’s Affiliates (but excluding the Seller Equityholders and their Affiliates) not to:

(i) directly or indirectly (whether as principal, agent, independent contractor, partner, franchisor, licensor or otherwise) own, lease, manage, operate, control, participate in, perform services for, or otherwise carry on, a business competitive with the Business (A) within a sixty-five (65) mile radius of the Property or (B) at the Isle of Capri Casino Hotel Lula located in Lula, Mississippi (together, the “Existing Territory”);

(ii) directly or indirectly (whether as principal, agent, independent contractor, partner, franchisor, licensor or otherwise) organize, create, establish, own, lease, manage, operate, control, participate in, perform services for, directly invest or finance or engage in investment banking, restructuring investment or similar distressed or restructuring investment activities or similar investment advisory activities for or otherwise carry on, a new development for a business competitive with the Business within a one hundred (100) mile radius of the Property (the “Future Territory” and, together with the Existing Territory, the “Territory”); or

(iii) solicit or attempt to persuade any employee of the Company to terminate such employment relationship (whether for the purpose of entering into any such relationship on behalf of any other business organization in competition with the Business or otherwise) provided, however, that the foregoing shall not prohibit Seller from (A) engaging in the general solicitation (whether by newspaper, trade publication or other periodical or pursuant to the use of an executive search consultant) of employees (or hiring any employees that respond to such general solicitation) so long as such solicitation is not directed specifically at any employee of the Company after the Closing, or (B) soliciting any employee after the Closing who is no longer employed by the Company.

Notwithstanding the foregoing, nothing set forth in this Section 6.17 shall prohibit Seller or any of its Affiliates from owning the debt or equity securities of or participating in distressed or restructuring investment activities with respect to any entity which operates, through a subsidiary business or otherwise, a business which competes with the Business in the Territory, as long as (x) not more than 20% of such entity’s revenues, as of the date hereof with respect to existing ownership of securities or distressed/restructuring activities or as of the date of such investment or commencement of such distressed/restructuring activities with respect to new investments or distressed/restructuring activities, are derived from the operations in the Territory which are competitive with the Business and (y) neither Seller nor any of its Affiliates owns as of the date of this Agreement, or will after the date hereof acquire sufficient debt or equity securities to own at the time of acquisition in the aggregate, debt and equity securities which together constitute more than 20% of the voting power of such entity.

(b) Seller covenants and agrees that for a period of three (3) years from and after the Closing Date it will not, and will not permit any of its Affiliates (excluding the Seller Equityholders and their Affiliates) to, divulge or make use of any Trade Secrets or other confidential information of the Business, other than to disclose such Trade Secrets and information to Buyer, Parent or their Affiliates, or as otherwise excepted or permitted under Section 6.16, whether with respect to what is deemed not to be confidential information, or with respect to permitted disclosures.

(c) The parties agree that the covenants set forth in this Section 6.17 are reasonable with respect to duration, geographical area and scope. If Seller violates any of its obligations under this Section 6.17, Buyer or Parent may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Seller acknowledges that a violation of this Section 6.17 may cause Buyer or Parent irreparable harm which may not be adequately compensated for by money damages. Seller therefore agrees that in the event of any actual or threatened violation of this Section 6.17, Buyer and Parent shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against Seller or any of its Affiliates (excluding the Seller Equityholders and their Affiliates) to prevent any violations of this Section 6.17, without the necessity of posting a bond. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 6.17, any term, restriction, covenant or promise in this Section 6.17 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency, and such court or agency shall be empowered to reform the terms hereof (including by modifying or reducing the duration, geographical area or scope hereof) or to delete specific words or phrases included herein.

(d) For purposes of this Section 6.17, the Broker (and its Affiliates) or any other investment banking firm with which Jess M. Ravich is affiliated (and such firm’s Affiliates) shall not be deemed to be Affiliates of Seller.

(e) The parties agree that this Section 6.17 shall not apply to the Casino Management Company or any of its managers, directors, officers or employees.

Section 6.18. Seller Equityholder Covenants Not to Compete or Solicit Business. At Closing, each Seller Equityholder shall execute and deliver an agreement not to compete or solicit business in substantially the form of Exhibit B (the “Seller Equityholder Non-Compete and Non-Solicit Agreements”).

Section 6.19. Architect Litigation. Notwithstanding anything to the contrary contained herein and without limiting the generality of Section 6.8, Seller and Buyer understand and agree that Parent and Buyer will, and will cause the Company to, after the Closing Date, pursue in a commercially reasonable manner all reasonable claims in respect of the Architect Litigation, using counsel designated by Seller (which counsel shall be reasonably acceptable to Parent and Buyer). Such counsel shall be retained on a contingency fee basis, and the engagement terms (including the engagement letter in respect thereof) shall be reviewed by and subject to the prior reasonable approval of Parent and Buyer. The Company shall be responsible for paying any out of pocket costs and expenses required to be incurred in connection with the Architect Litigation, subject to reimbursement in accordance with this Section 6.19. The Company shall not settle the Architect Litigation after the Closing without Seller’s prior written consent, which consent will not be unreasonably withheld. Prior to Closing, the Seller Equityholders shall designate a representative who will be responsible for interfacing with Buyer, Parent and the Company after the Closing in connection with the prosecution and handling of the Architect Litigation (the “Designated Representative”). Buyer and Parent further agree to, and to cause their Affiliates (including the Company after the Closing) and their respective employees and representatives to, cooperate in good faith with the Designated Representative in connection with the prosecution, negotiation or settlement of the Architect Litigation, provided any participation of the Designated Representative in proceedings associated with the Architect Litigation will be at Seller’s expense, subject to reimbursement in accordance with this Section 6.19. Without limiting the generality of the foregoing, Parent and Buyer shall, after the Closing, cause the Company to (i) deliver to the Designated Representative any and all notices or other correspondence received by Buyer, Parent, the Company or their Affiliates relating to the Architect Litigation; and (ii) subject to compliance with applicable Laws, provide the Designated Representative reasonable access, during normal business hours and upon reasonable advance notice, to the employees of Parent or the Company having oversight of the Architect Litigation and to the case files in respect thereof. Any recoveries or settlement proceeds from the Architect Litigation (less any out of pocket costs and expenses paid by the Company) will be allocated as follows: (x) the first $750,000 recovered shall be paid to Seller and (y) any additional amounts recovered shall be split 50% and 50% between Seller and Buyer, respectively. The parties understand and agree that no promise or representation is made, express or implied, as to the amount of recovery, if any, that may be available in respect of the Architect Litigation.

Section 6.20. Maintenance of Seller Existence. Seller shall maintain its limited liability company existence, and remain in good standing in all jurisdictions where its business or operations requires it to be so qualified, following the Closing through and including December 30, 2011.

Section 6.21. Certain Remedial Actions. Within a reasonable time following the date of this Agreement, but in no event later than the Closing Date, Seller shall have (a) installed a boat ramp at the Casino property as contemplated by Section 4.10(a)(xiv) of the Seller Disclosure Letter in satisfaction of the Company’s obligation under that certain Letter Agreement dated August 13, 2007 with Refuge Land Company, LLC and in accordance with the requirements of the approval received from the Mississippi Levee Commissioners by letter dated August 23, 2010, and (b) remediated to the reasonable satisfaction of either Buyer or the Mississippi State Department of Health the matters referred to in the Report of Inspection of Drinking Water Supply issued to the Company by the Mississippi State Department of Health dated June 29, 2010.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1. Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to this Agreement to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by Buyer and Seller:

(a) No Injunctions or Restraints. The consummation of the transactions contemplated hereby shall not be restrained, enjoined or prohibited by any final nonappealable judgment, order, award, decision, injunction, decree, ruling, issued, made or rendered by any Governmental

Entity, nor shall there have been any such action threatened in writing by any Governmental Entity, and there shall not have been any Law enacted, promulgated or deemed applicable to the transactions contemplated hereby by any Governmental Entity that prevents the consummation of such transactions or has the effect of making such consummation thereof illegal (each, a “Restraint”).

(b) Necessary Governmental Approvals. All material Governmental Approvals, including the Gaming Approvals, which are required to be obtained for the consummation of the transactions contemplated by this Agreement and which are listed on Section 7.1(b) of the Seller Disclosure Letter, and any material approval, licensing or registration of Buyer and its officers, directors, key employees or Persons performing management functions similar to officers which is listed on Section 7.1(b) of the Buyer Disclosure Letter, each, as required by any Governmental Entity, shall have been obtained or made and shall be in full force and effect as of the Closing Date.

(c) HSR Act. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or early termination shall have been granted without limitation, restriction or condition.

Section 7.2. Additional Conditions to Obligation of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by Buyer:

(a) Representations and Warranties. The representations and warranties of Seller contained in Article IV, when read without any exception or qualification as to Company Material Adverse Effect, shall be true and correct in all respects as of the Closing as if made at and on such date, except where the failure of such representations and warranties to be true and correct would not or would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect except, in each case (A) to the extent expressly made as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date and (B) for changes therein expressly and specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer.

(b) Performance of Obligations. Seller and the Company shall have performed in all material respects all covenants, agreements and obligations required to be performed by Seller and the Company, as applicable, under this Agreement at or prior to the Closing, including delivery of items listed in Section 3.4 hereof.

(c) No Company Material Adverse Effect. Between the date hereof and the Closing Date, no Company Material Adverse Effect shall have occurred and be continuing.

(d) Officer’s Certificate. Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller as to the satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c).

(e) Minimum Cage Cash. At the Closing, the Company shall have Cage Cash on hand at the Property in an amount sufficient to meet the requirements of the Mississippi Gaming Commission and under Mississippi Gaming Laws and not less than one million five hundred thousand dollars ($1,500,000).

For avoidance of doubt, and notwithstanding any other provision of this Agreement, the parties acknowledge and agree that it shall not be a condition to the obligations of Buyer and Parent to consummate the transactions contemplated hereby that Buyer has sufficient funds for payment of the Purchase Price.

Section 7.3. Additional Conditions to Obligation of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by Seller:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained in Article V, when read without any exception or qualification as to materiality, shall be true and correct in all material respects as of the Closing as if made at and on such date, except (i) to the extent expressly made as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date and (ii) for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing, including delivery of items listed in Sections 3.2 and 3.3 hereof.

(c) Officer’s Certificate. Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer as to the satisfaction of the conditions set forth in Sections 7.3(a) and 7.3(b).

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1(b) through 8.1(f) hereof, by written notice by the terminating party to the other party):

(a) by mutual written agreement of Buyer and Seller;

(b) by either Buyer or Seller, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Buyer if Buyer or Parent’s failure to fulfill any obligation under this Agreement has been the primary cause of, or materially contributed to, the failure of the Closing to occur on or before the Outside Date provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Seller if Seller’s failure to fulfill any obligation under this Agreement has been the primary cause of, or materially contributed to, the failure of the Closing to occur on or before the Outside Date;

(c) by either Buyer or Seller, if any Gaming Authority has either notified any party to this Agreement or made a determination that such Gaming Authority will not issue to Parent, Buyer or their Affiliates all necessary Gaming Approvals by the Outside Date, if any Gaming Authority has advised any party to this Agreement to withdraw any application for Gaming Approvals (and has not advised such party to re-submit such application with modifications thereto) or if the condition set forth in Section 7.1(b) becomes incapable of satisfaction prior to the Outside Date;

(d) by either Buyer or Seller, if a court of competent jurisdiction or other Governmental Entity (other than a Gaming Authority) shall have issued a Restraint preventing the consummation of the transactions contemplated by this Agreement and such Restraint shall be in effect; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of such Restraint;

(e) by Buyer, if Seller has breached any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement that (i) would reasonably be expected to result in a failure of a condition set forth in Section 7.2 hereof and (ii) if it is capable of cure, is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.1(e); or

(f) by Seller, if Buyer has breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement that (i) would reasonably be expected to result in a failure of a condition set forth in Section 7.3 hereof and (ii) if it is capable of cure, is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.1(f).

Section 8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall immediately become null and void, and there shall be no Liability on the part of Buyer, Parent or Seller, or their respective Affiliates or Representatives hereunder, other than pursuant to the penultimate sentence of Section 6.4(a), this Section 8.2, and Article X hereof; provided, however, that nothing contained in this Section 8.2 shall relieve or limit the Liability of any party to this Agreement for any fraudulent or willful breach of this Agreement.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1. Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties made by Seller, Parent and Buyer in this Agreement shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) the earlier of (a) the twelve (12)-month anniversary of the Closing Date or (b) December 30, 2011; provided that (i) the representations and warranties contained in Sections 4.1, 4.2(a), 4.3, 4.19, 5.1, 5.2 and 5.8 shall survive the Closing until the six (6)-year anniversary of the Closing Date, (ii) the representations and warranties contained in Section 4.16(a) shall survive until the sixth anniversary of the Closing Date and (iii) the representations and warranties contained Section 4.16 (other than Section 4.16(a) shall survive until the third anniversary of the Closing Date (with respect to any given representation and warranty, the “Survival Period”). The expiration of the Survival Period with respect to a given representation and warranty provided herein shall not affect a party in respect of any claim asserted by such party in reasonable detail in a writing received by the Indemnifying Party (as defined in Section 9.5 hereof) prior to the expiration of the Survival Period provided herein with respect to such representation and warranty. All covenants and agreements contained herein that by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms, provided, that the covenants of Seller set forth (i) in Section 6.17 shall survive for a period of three (3) months following the expiration of the noncompetition or nonsolicitation period provided therein, as applicable, and (ii) in Section 9.3 and Section 6.12 shall remain in full force and effect until the third anniversary of the Closing Date except with respect to Liability for state and local gaming Taxes for which such sections shall remain in full force and effect until the fourth anniversary of the Closing Date, except in each case with respect to unperformed obligations arising from a claim asserted in good faith by Parent and Buyer in reasonable detail in writing prior to the end of such period.

Section 9.2. Indemnification.

(a) From and after the Closing, Seller shall indemnify, save and hold harmless Buyer and its Affiliates and their respective Representatives, equityholders, successors and assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, damages, claims, demands, expenses, including interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), paid or incurred, in connection with, arising out of or resulting from:

(i) any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto or in any Seller Ancillary Agreement;

(ii) any breach of or failure to perform any covenant or agreement made, or to be performed, by Seller in this Agreement or in any Seller Ancillary Agreement; or

(iii) the Bozier Litigation.

(b) From and after the Closing, Buyer and Parent shall, jointly and severally, indemnify, save and hold harmless Seller and its Affiliates and their respective Representatives, equityholders, successors and assigns (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages paid or incurred, in connection with, arising out of or resulting from:

(i) any breach of any warranty or the inaccuracy of any representation of Buyer or Parent contained or referred to in this Agreement or any certificate delivered by or on behalf of Buyer or Parent pursuant hereto or in any Buyer Ancillary Agreement; or

(ii) any breach of or failure to perform any covenant or agreement made, or to be performed, by Buyer or Parent in this Agreement or in any Buyer Ancillary Agreement.

(c) Concurrently with the execution of this Agreement, the Seller Equityholders have each executed a Limited Guarantee with respect to their several allocable portion of Seller’s indemnification obligations under Sections 9.2(a)(i) (solely with respect to breaches of representations and warranties contained in Sections 4.1, 4.2(a), 4.3, 4.16 and 4.19) or covenants contained in Sections 9.2(a)(iii) or 9.3 as provided herein (collectively, the “Limited Guarantees”).

(d) Any indemnification claim under Sections 9.2(a) or 9.3 must be made against the Indemnity Escrowed Funds until the Indemnity Escrowed Funds have been fully exhausted or fully dispersed prior to making any claim under the Limited Guarantees. The right to receive distributions from the Indemnity Escrowed Funds shall be the sole and exclusive source for indemnification payments to the Buyer Indemnified Parties from Seller in respect of any claim under this Article IX for which a claim must be validly asserted prior to the earlier of the twelve (12)-month anniversary of the Closing or December 30, 2011. After the earlier of the twelve (12) month anniversary of the Closing Date or December 30, 2011, Buyer’s and Parent’s sole and exclusive recourse for indemnification under this Article IX shall be under the Limited Guarantees.

(e) The Liability of each Seller Equityholder under its Limited Guaranty (including with respect to Section 9.3) shall be several and not joint, and shall be limited to the allocable portion of the Equity Purchase Price it receives less its deemed pro-rata share of any indemnity payments paid to the Buyer Indemnified Parties from the Indemnity Escrowed Funds.

Section 9.3. Tax Payments and Indemnification.

(a) In the case of any Tax period of the Company that includes, but does not end on, the Closing Date (a “Straddle Period”), the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be, (A) in the case of Taxes imposed on real, personal and intangible property and any other Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) of the Company, the amount of such Taxes for the entire period multiplied by a fraction, the numerator which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (B) in the case of Taxes not described in (A) above, the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

(b) Seller shall be liable for and pay, and pursuant to this Article IX shall indemnify, save and hold harmless each Buyer Indemnified Party from and against any and all Damages paid or incurred, in connection with, arising out of or resulting from Taxes (including, without limitation, Taxes pursuant to a Contract or otherwise) payable by the Company, or for which the Company is liable, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, except to the extent such Taxes have been accrued on the Closing Date Balance Sheet and taken into account in determining the final Closing Date Working Capital. Buyer shall be liable for and pay, and pursuant to this Article IX shall indemnify Seller from and against, all Taxes applicable to the assets of the Company that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, however, that Buyer shall not be liable for or pay, and shall not indemnify Seller from and against, any Taxes for which Seller is liable under this Agreement; including without limitation, pursuant to the preceding sentence or Section 6.12.

(c) Seller, Parent or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of Section 6.12 or this Section 9.3 without regard to the Deductible or Cap. Not later than ten (10) days prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

(d) Notwithstanding anything to the contrary in this Agreement, the obligations of Buyer and Seller under this Section 9.3 shall remain in full force and effect until (i) the third anniversary of the Closing Date for all Taxes other than state and local gaming Taxes and (ii) the fourth anniversary of the Closing Date for state and local gaming Taxes, except in each case with respect to unperformed obligations arising from a claim asserted in good faith by the other party in reasonable detail in writing prior to such third anniversary.

Section 9.4. Interpretation. Notwithstanding anything in this Agreement to the contrary, the term Damages shall not include any consequential or punitive damages, other than punitive damages awarded to a third party. Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party (as defined in Section 9.5 hereof) shall be liable for any Damages to the extent that such Damages suffered by any Indemnified Party (as defined in Section 9.5 hereof) result from the failure of such Indemnified Party to take reasonable and prudent action, if appropriate under the circumstances, to mitigate such Damages; provided, that such mitigation would have materially decreased the amount of Damages being sought by the Indemnified Party.

Section 9.5. Procedure for Claims between Parties. If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), such party shall give written notice briefly describing the claim and the total monetary damages (or, if not reasonably capable of calculation, an estimate of the total monetary damages) sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) within a reasonable time period after such Indemnified Party becomes aware of any fact, condition or event that may give rise to Damages for which indemnification may be sought under this Article IX.

Section 9.6. Defense of Third Party Claims.

(a) If any lawsuit or enforcement action is filed against an Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this Article IX may be sought, Notice thereof shall be given to the Indemnifying Party as promptly as practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect the rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually materially prejudiced by such failure.

(b) The Indemnifying Party shall be entitled, if it so elects at its own cost and expense, to (i) take control of the defense and investigation of such Third Party Claim, (ii) employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, and (iii) compromise or settle such claim, which compromise or settlement shall be made only (x) with the written consent of the Indemnified Party, such consent not to be unreasonably delayed, conditioned or withheld or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in (but not control) the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Notice, the Indemnified Party against which such claim has been asserted will have the right to undertake, subject to the provisions and limitations of Article IX, the defense, compromise or settlement of such Third Party Claim; provided, however, that such claim shall not be compromised or settled without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably delayed, conditioned or withheld and any such compromise or settlement shall include an unconditional release of the Indemnifying Party in respect of such claim. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. Notwithstanding anything to the contrary in this Section 9.6, any Buyer Indemnified Party shall be entitled, if it so elects at its own expense, to (x) take control of the defense and investigation of any Third Party Claim which relates to compliance with applicable Laws and regulations, issues relating to the reputation of Parent, Buyer or any of their respective Affiliates or the ongoing business operations of Parent,

Buyer or any of their respective Affiliates, (y) employ and engage attorneys of its own choice to handle and defend the same, and (z) compromise or settle such claim.

Section 9.7. Limitations on Indemnity.

(a) No Buyer Indemnified Party shall, with respect to any claim for indemnification, seek, or be entitled to, indemnification from Seller pursuant to Section 9.2(a)(i) hereof unless (i) notice of such claim is given to the Indemnifying Party during the applicable Survival Period (ii) the amount of Damages with respect to the particular breach exceeds ten thousand dollars ($10,000) (aggregating all such Damages arising from substantially identical facts), and all such Damages shall be disregarded and shall not be aggregated for purposes of the Deductible, and (iii) the aggregate amount of all Damages for which such Buyer Indemnified Party are entitled to indemnification pursuant to Section 9.2(a)(i) hereof exceeds, on a cumulative basis, one million three hundred eighty thousand dollars ($1,380,000) (the “Deductible”); provided, that, if the aggregate of all claims for Damages for which indemnification is sought by such Buyer Indemnified Party pursuant to Section 9.2(a)(i) hereof equals or exceeds the Deductible, then such Buyer Indemnified Party shall be entitled to recover, with respect to such claims, subject to the limitations in this Section 9.7(a), only the amount by which the Damages exceed the Deductible. In no event shall the aggregate Damages recovered by the Buyer Indemnified Parties pursuant to Section 9.2(a) exceed, on a cumulative basis, ten million dollars ($10,000,000) (the “Cap”). Notwithstanding the foregoing, the Deductible and Cap shall not apply to indemnification claims made by the Buyer Indemnified Parties pursuant to Section 9.2(a)(i) with respect to breaches of the representations and warranties of Seller in Sections 4.1, 4.2(a), 4.3, 4.16 or 4.19 or with respect to Damages under Section 9.2(a)(iii), provided, however, that with respect to breaches of such representations and warranties, and breaches of covenants and agreements hereunder, including Section 9.3, in no event shall the aggregate Damages recovered by the Buyer Indemnified pursuant to such sections, covenants and agreements hereunder and the several Limited Guarantees, together with all other Damages recovered under Section 9.2(a), exceed the Equity Purchase Price, and provided; further, that the total Damages that may be recovered from a Seller Equityholder under its Limited Guaranty (including pursuant to Section 9.3) shall not exceed the portion of the Equity Purchase Price it receives less its deemed pro-rata share of any indemnity payments paid to the Buyer Indemnified Parties from the Indemnity Escrowed Funds.

(b) In calculating the amount of any Damages payable to a Buyer Indemnified Party or a Seller Indemnified Party hereunder, the amount of the Damages shall (i) not be duplicative of any other Damage for which an indemnification claim has been made and (ii) be computed net of any amounts recovered by such Indemnified Party under any insurance policy with respect to such Damages (net of any costs and expenses incurred in obtaining such insurance proceeds, and net of any Taxes imposed on such proceeds). If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim are collected by the Indemnified Party, then the Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds, and net of any Taxes imposed on such proceeds) to the Indemnifying Party, but only to the extent that such proceeds do not exceed such payment previously made by the Indemnifying Party.

(c) For purposes of this Article IX, in order to determine the amount of any Damages, all qualifications or exceptions included in such representations or warranties relating to materiality or Company Material Adverse Effect shall be disregarded.

Section 9.8. Exclusive Remedy. After the Closing, the indemnities provided in this Article IX and the Limited Guarantees shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement and each exhibit, Disclosure Letter, document or certificate delivered in connection herewith. Without limiting the foregoing, each of Buyer, Parent and Seller hereby waives (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from fraud, intentional misrepresentation with intent to mislead, remedies that cannot be waived as a matter of law, or equitable remedies) such party may have against the other party arising under or based upon this Agreement or any exhibit, Disclosure Letter, document or certificate delivered in connection herewith, and no legal action sounding in tort, statute or strict liability may be maintained by any party with respect thereto (other than a legal action brought solely to enforce the provisions of this Article IX or the Limited Guarantees). Notwithstanding anything to the contrary in this Section 9.8, in the case of (a) any fraud or intentional misrepresentation with intent to mislead, (b) remedies that cannot be waived as a matter of law or (c) equitable remedies, any Indemnified Party shall have all remedies available at law or in equity with respect thereto.

Section 9.9. Claims Against the Indemnity Escrowed Funds. Buyer shall have the right to notify the Indemnity Escrow Agent of any claim for indemnification made by any Buyer Indemnified Party pursuant to Section 9.2(a). Promptly following the final resolution of any claim for indemnification made by any Buyer Indemnified Party pursuant to this Article IX and the provisions of the Escrow Agreement, upon request by Buyer, Seller shall execute and deliver a certificate requesting the Indemnity Escrow Agent to deliver by wire transfer to an account designated by Buyer immediately available funds in the amount of such claim as finally determined in accordance with this Article IX and the provisions of the Escrow Agreement (not to exceed the Indemnity Escrowed Funds). Notwithstanding any other provision of this Agreement, on the earlier of (a) the twelve (12)-month anniversary of the Closing Date or (b) December 30, 2011 (the “Escrow Termination Date”), the Escrow Agreement shall provide that the Indemnity Escrow Agent will deliver by wire transfer to an account designated in writing by Seller all amounts that remain of the Indemnity Escrowed Funds, less the sum of any amounts subject to claims for indemnification made by any Buyer Indemnified Party pursuant to this Article IX that have not been finally determined in accordance with this Article IX before the Escrow Termination Date. If at any time after the Escrow Termination Date the entire balance remaining in the Indemnity Escrowed Funds exceeds the sum of any amounts subject to claims for indemnification made by any Buyer Indemnified Parties pursuant to this Article IX that have not been finally determined in accordance with this Article IX as of such time, the Escrow Agreement shall provide that the Indemnity Escrow Agent will deliver such excess to Seller by wire transfer to an account designated in writing by Seller.

Section 9.10. Special Indemnity Provisions. The following provisions relate to the conduct of the Bozier Litigation after the Closing, the treatment of the Bozier Indemnity Agreement and Bozier Escrow Agreement and the indemnification provided in Section 9.2(a)(iii). It is the express intent of the parties hereto that the Bozier Indemnity Agreement and the Bozier Escrow Agreement, and all rights and benefits thereunder, shall be and remain available for the express benefit of Seller, Agent, the Company and the other indemnitees under the Bozier Indemnity Agreement or the Bozier Escrow Agreement.

(a) The Seller and the Agent (as defined in the Bozier Indemnity Agreement) will control on behalf of the Company (i) the conduct of the defense and settlement of the Bozier Litigation and (ii) all proceedings and actions under the Bozier Indemnity Agreement and the Bozier Escrow Agreement. Parent, Buyer or the Company may, in its discretion, participate in the Bozier Litigation but such participation shall be at the Company’s sole cost and expense and shall not affect Seller’s and Agent’s right to control the litigation (subject to any rights of any indemnifying party under the Bozier Indemnity Agreement and the Bozier Escrow Agreement).

(b) The Seller or Agent may settle the Bozier Litigation without the consent of Parent, Buyer or the Company as long as such settlement includes a full release of the Company including an acknowledgement of Bozier that neither he nor any of his Affiliates has any equity right or ownership interest whatsoever in the Company. After the Closing, none of Parent, Buyer or the Company shall settle the Bozier Litigation or take any action pursuant to the Bozier Indemnity Agreement or Bozier Escrow Agreement without Seller’s or Agent’s prior written approval.

(c) From and after the Closing, subject to the Bozier Indemnity Agreement and the Bozier Escrow Agreement, Parent and Buyer further agree to, and to cause the Company and their respective employees and representatives to, cooperate in good faith with Seller and Agent and their employees and representatives in connection with (i) the control, defense, negotiation or settlement of the Bozier Litigation and (ii) the actions of Seller and Agent under the Bozier Indemnity Agreement or the Bozier Escrow Agreement to facilitate recovery by the indemnitees thereunder of any amounts available thereunder. Without limiting the generality of the foregoing, Parent and Buyer shall, and shall cause the Company to, (i) deliver to Seller and Agent any and all notices or other correspondence received by Parent, Buyer or the Company or any affiliates thereof relating to the Bozier Litigation or promptly inform Seller and Agent of any other material developments coming to their attention relating to the Bozier Litigation; (ii) maintain all books, records and materials (in whatever form maintained, whether documentary, electronically stored or otherwise) pertinent to the Bozier Litigation unless and until Seller or Agent instructs otherwise; and (iii) provide Seller and Agent reasonable access, during normal business hours and upon reasonable advance notice, to the Business’ facilities and all books, records and materials (in whatever form maintained, whether documentary, electronically stored or otherwise), employees and properties of the Business facilities, as may be reasonably required by the Seller or Agent in connection with all matters relating to the Bozier Litigation, and to make employees available as reasonably requested by Seller and Agent for depositions, interrogatories, court testimony and other legal inquiries and procedures associated with the Bozier Litigation (including preparation therefore).

(d) To the extent the Company incurs out of pocket expenses, including reasonable attorney’s fees of counsel reasonably satisfactory to Seller or Agent, related to its cooperation under Sections 9.10(b) or (c) that are not paid pursuant to the Bozier Indemnity Agreement or the Bozier Escrow Agreement, such expenses shall be reimbursed by Seller.

(e) Other than with respect to Company expenses to be paid under Section 9.10(d), no claim for indemnification shall be required to be paid to any Buyer Indemnified Party under Section 9.2(a)(iii) prior to the rendering of a final nonappealable judgment with respect to, or a final settlement of, such claims in the Bozier Litigation.

Section 9.11. Treatment of Indemnification Payments. All indemnification payments made pursuant to this Article IX shall be treated by the parties for income Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.

ARTICLE X

MISCELLANEOUS

Section 10.1. Definitions.

(a) For purposes of this Agreement, the term:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person. With respect to Buyer, for purposes of Section 6.5, Affiliate shall include those persons required to file a suitability application, whether as a key person or otherwise. With respect to the Seller, after the Closing, Affiliate shall not include the Company or any of its managers, officers or employees.

“Agreed Accounting Principles” means GAAP consistently applied; provided that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the Latest Balance Sheet; provided; further that, for purposes of the Agreed Accounting Principles, no known adjustments for items or matters, regardless of the amount thereof, shall be deemed to be immaterial.

“Antitrust Laws” shall mean the Sherman Antitrust Act of 1890, as amended; the Clayton Antitrust Act of 1914, as amended; the HSR Act; the Federal Trade Commission Act of 1914, as amended; and all other judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

“Architect Litigation” collectively means any claims or proceedings maintained or initiated by Seller and/or the Company against P. Gerald Foote & Associates and/or KBA Incorporated/Architects in connection with SW Gaming LLC v. P. Gerald Foote and Associates and KBA Incorporated/Architects, American Arbitration Association (“AAA”), Case No. 69 110

J 00390 90 and filed in the U.S. District Court for the Northern District of Mississippi, Case No. 4:09-CV-63.

“Applicable Rate” means the prime rate published in the Wall Street Journal on the Determination Date, or if that rate is no longer published, a comparable rate.

“Auditor” means Ernst & Young LLP, or if Ernst & Young LLP is unwilling or unable to serve in such capacity, then another independent accounting firm of national reputation as shall be promptly and reasonably agreed to by Buyer and Seller.

“Balance Sheet” means the audited balance sheet of the Company as of December 31, 2009 in the form set forth in Section 4.4(a) of the Seller Disclosure Letter.

“Bozier Escrow Agreement” means that certain Schilling Unit Purchase Escrow Agreement dated as of February 17, 2009 by and among Richard J. Schilling, Jr., Seller, Company and Trustmark National Bank, as escrow agent.

“Bozier Indemnity Agreement” means that certain Pending Litigation Indemnity Agreement dated June 28, 2006 among Richard J. Schilling, Jr., Lanny R. Holbrook, Levine Leichtman Capital Partners III, L.P., as Agent, Seller and the Company.

“Bozier Litigation” means George M. Bozier v. Richard J. Schilling, Jr. and SW Gaming, LLC (Case No. 051307, Chancery Court of Washington County, Mississippi (the “Trial Court”), now pending on appeal to the Mississippi Supreme Court, Case No. 2009-TS-00841), and all matters relating thereto.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by Law to close.

“Buyer Ancillary Agreements” means the Escrow Agreement and the Equityholder Release to be executed and delivered by Seller.

“Cage Cash” means negotiable instruments and other cash equivalents of the Company located in cages, drop boxes, slot machines and other gaming devices at the Property.

“Casino Management Agreement” means the Amended and Restated Casino Management Agreement, dated as of April 8, 2010 among Seller, the Company and The Jay Daniel Company, LLC.

“Casino Management Company” means The Jay Daniel Company, LLC.

“Casino Management Termination Fees” means the aggregate amount payable at Closing by the Company to (i) the Casino Management Company pursuant to the Casino Management Termination Agreement, dated as of September 10, 2010, among the Company, Seller and the Casino Management Company and (ii) Jeffrey J. Dahl pursuant to the Closing Payment Agreement, dated as of September 10, 2010, between the Company and Jeffrey J. Dahl and (iii) Joseph L. Billhimer pursuant to the Closing Payment Agreement, dated as of September 10, 2010, between the Company and Joseph L. Billhimer.

“Closing Transaction Bonuses” means the amount of any Transaction Bonuses payable by the Company at Closing.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, 1986 or 1990, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property owned, licensed, or used by the Company in the operation of the Business as presently conducted.

“Company Material Adverse Effect” means any change, effect, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or the Business; provided; however, that any change, effect, event or occurrence resulting from (A) changes in international or national political or regulatory conditions generally (B) changes or conditions generally affecting the U.S. economy or financial markets or generally affecting the industry in which the Company operates, (C) changes in Tax rates or the imposition of new Taxes, other than changes in state or local gaming Tax rates in the State of Mississippi, (D) the introduction of gaming in any state adjoining Mississippi, (E) the opening of any new gaming facility in Mississippi, other than the opening of any new gaming facility in Washington County, Mississippi, (F) the termination by the Company of the Casino Management Company as provider of casino management services to the Company pursuant to the Casino Management Agreement, (G) any change in Law or GAAP, (H) any act of terrorism, war (whether or not declared), natural disaster, act of God or severe weather conditions, (I) failure to meet projections, forecasts or revenue or earning projections for any period, (J) actions taken with the written consent of Buyer, or (K) the execution or announcement of this Agreement, the pendency of the transactions contemplated by this Agreement or the performance of the obligations under this Agreement shall be deemed not to constitute a “Company Material Adverse Effect”; except that, in the case of the foregoing clauses (A), (B), (C) or (H) only to the extent such changes do not disproportionately impact the Company or the Business relative to other companies in the industry in which the Business is conducted.

“Contract” means any legally binding agreement, contract, lease, power of attorney, note, loan, understanding, arrangement, evidence of Indebtedness, purchase order, letter of credit, undertaking, covenant not to compete, license, instrument, obligation, commitment, policy, purchase and sales order and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject.

“Encumbrances” means Liens, covenants, conditions, restrictions, easements, title defects, options, rights of first offer, rights of first refusal, restrictions on transfer, rights of other parties, limitations on use, limitations on voting rights, or other encumbrances of any kind or nature.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability arising out of, based on or resulting from (i) the presence, Release of or exposure to any Hazardous Materials at the Real Property or to Hazardous Materials at any third-party property generated by or resulting from the operations of the Company; or (ii) circumstances forming the basis of any violation by the Company of any Environmental Law.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, including without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials, natural resource damages, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials, and all Laws relating to protection of occupational safety and health.

“Equity Purchase Price” means the Purchase Price minus (i) Indebtedness as of the Closing, (ii) the Transaction Bonuses, and (iii) amounts required to be repaid by Seller at or after the Closing to the holders of Senior Unsecured Notes Due 2016 issued under that certain Note Purchase Agreement dated as of April 8, 2010 by and among Seller, the Purchasers signatory thereto and Levine Leichtman Capital Partners III, L.P., as Agent.

“ERISA Affiliate” means, with respect to any Person, any other Person that is a member of a controlled group for purposes of Section 4001(a)(14) of ERISA or that is treated as a single employer for purposes of Section 414 of the Code, with such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fixtures” means all fixtures owned by the Company and placed on, attached to, or located at and used in connection with the operation of the Property.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities by any party hereto or any of its Affiliates, including, without limitation, the ownership, operation, management and development of the Property.

“Gaming Authority” means any governmental authority or agency with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including, without limitation, the Mississippi Gaming Commission.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current casino and gaming activities and operations of the Property, the Company, Buyer or any of their respective Affiliates, as the case may be, including but not limited to the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder, including the policies, interpretations and administration thereof by the Mississippi Gaming Commission.

“Gaming License” means the Company’s Mississippi gaming license, together with all applicable conditions and renewals thereto.

“Hazardous Materials” means, without limitation, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, asbestos and asbestos containing materials, mold, and any other chemical, substance or waste defined as hazardous, toxic by, or otherwise regulated by, or for which standards of care are imposed under, any Environmental Law.

“Indebtedness” of any Person means (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money including any related interest, prepayment penalties or premiums, fees and expenses (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, including any related interest, prepayment penalties or premiums, fees and expenses (iv) obligations under any interest rate, currency or other hedging agreement or reimbursement obligations in connection with letters of credit or (v) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (iv) above; provided that operating leases, trade payables and accrued expenses or liabilities incurred in the ordinary course of business shall not constitute “Indebtedness.”

“Intellectual Property” means all of the following in any jurisdiction: (i) patents, patent applications and patent disclosures as well as any reissues, continuations, continuations in part, divisions, revisions, extensions or reexaminations thereof; (ii) trademarks, service marks, certification marks, trade dress, trade names, brand names, slogans, logos and other indicia of origin, Internet domain names, and corporate names (and all translations, adaptations, derivations, and combinations of the foregoing), together with all of the goodwill associated therewith; (iii) copyrights and copyrightable works; (iv) registrations, applications for registration and any renewals or extensions for any of the foregoing; (v) computer software (including source code and object code), data, databases and documentation thereof; (vi) Trade Secrets; (vii) all other intellectual property and proprietary rights; (viii) all advertising and promotional materials; (ix) writings, compilations and other works, whether copyrightable or not; (x) all copies and tangible embodiments of any of the foregoing, in whatever form or medium; (xi) all rights to sue for past, present and future infringement or misappropriation of any of the foregoing; and (xii) all proceeds of any of the foregoing, including license royalties and other income and damages and other proceeds of suit.

“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

“knowledge” means (a) when used in the phrase “knowledge of Seller” or “Seller’s knowledge” and words of similar import, the actual knowledge, after due inquiry, of Jeffrey J. Dahl, Joseph L. Billhimer, Jeff Favre, Joe Anderson, Jess M. Ravich, Steven Hartman or Dominic Mezzetta, (b) when used in the phrase “knowledge of Buyer” or “Buyer’s knowledge” and words of similar import, the actual knowledge, after due inquiry, of William E. Mudd, William C. Carstanjen, and Rebecca C. Reed.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding, including any Gaming Laws.

“Legal Proceeding” means any proceeding, arbitration, hearing, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any Governmental Entity or arbitrator.

“Levee Indebtedness” means the Irrevocable Standby Letter of Credit No. 264, dated August 22, 2007, and expiring on March 25, 2011, issued by Guaranty Bank and Trust Company in favor of The Board of Mississippi Levee Commissioners in the amount of $100,000 and the related Promissory Note between Guaranty Bank and Trust Company and the Company, dated August 22, 2007.

“Liabilities” mean any direct or indirect liability, obligation, commitment or expense of any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, option or right of first refusal, other than restrictions on transfer under applicable securities Laws.

“Outside Date” means March 31, 2011.

“Parent Credit Facility” means the Second Amended and Restated Credit Agreement among Parent, the guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as agent and collateral agent, with PNC Bank, National Association, as Syndication Agent, and Fifth Third Bank, U.S. Bank, National Association and Wells Fargo Bank, National Association, as Documentation Agents, dated December 22, 2009.

“Permitted Encumbrances” means:

(i) Encumbrances arising in the ordinary course of business for carriers, warehousemen, mechanics’ and materialmen’s Encumbrances not filed of record, maritime Liens and charges, assessments and other governmental charges not delinquent or that are currently being contested in good faith by appropriate proceedings;

(ii) Encumbrances for Taxes not yet due and payable;

(iii) Deposits or pledges in the ordinary course of business to secure payment of workers compensation or unemployment insurance mandated under applicable Law;

(iv) Encumbrances in respect of judgments or awards with respect to which Seller shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which (1) the Company shall have secured a stay of execution pending such appeal or such proceeding for review and (2) has been disclosed in the Seller Disclosure Letter;

(v) Encumbrances created by or approved in writing by Buyer prior to Closing;

(vi) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of the Company; provided that, such easements, leases, reservations, rights, defects or irregularities do not materially impair or affect the use of such property or assets for the purposes for which they are held or detract from the value of such property in any material respect;

(vii) riparian, littoral and other rights created by the fact that a portion of the Property formerly or currently comprises shores or bottoms of navigable waters;

(viii) zoning and subdivision ordinances; and

(ix) any matter, other than any Real Property Lien, included as an exception to coverage (whether prior or subordinate in title) included in that certain (i) Title Insurance Commitment issued by First American Title Insurance Company to SW Gaming LLC dated September 8, 2010 at 8:00 a.m. and identified as Agent’s File No. 10-297 and (ii) Loan Policy of Title Insurance issued by First American Title Insurance Company, dated as of April 8, 2010, as Policy No. 5011300-32507

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

“Property” means Harlow’s Casino Resort and Hotel and all related Structures, facilities and Fixtures.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any Person, the members, managers, officers, directors, employees, financial advisors, legal advisors, agents or other representatives of such Person.

“Seller Ancillary Agreements” means the Escrow Agreement and the Equityholder Release to be executed and delivered by Seller.

“Seller Equityholders” means the individuals and entities set forth on Section 10.1(a) of the Seller Disclosure Letter, who constitute all of the holders of the outstanding equity interests in Seller.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors (or others performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries.

“Survey” means the survey entitled “ALTA/ACSM LAND TITLE SURVEY HARLOW’S CASINO Harlow’s Boulevard Washington County, Mississippi” dated March 25, 2010 and prepared by Hooker Engineering Services Inc. and previously delivered to Buyer

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any tax authority or other Governmental Entity, including, without limitation, income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes, and shall include any Liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or as a transferee or successor, by Contract, or otherwise.

“Tax Return” means any report, return (including any information return), amended return (including any amended information return) claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any tax authority or other Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

“Third-Party Intellectual Property” means any rights to Intellectual Property owned by any third party.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Transaction Bonuses” means all bonuses payable to any manager, officer or employee of the Company as a result of the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state, local or foreign Law (including any state Laws relating to plant closings or mass layoffs).

“Working Capital” means the current assets (including cash, Cage Cash and cash equivalents) of the Company minus the current liabilities of the Company, determined in accordance with GAAP and on a basis consistent with (i) the Agreed Accounting Principles and (ii) the Working Capital calculation attached as Section 2.4 of the Seller Disclosure Letter, provided that Working Capital shall not include any amounts in respect of Indebtedness of the Company, the Transaction Bonuses or the Casino Management Termination Fee .

“Working Capital Target Amount” means zero dollars ($0).

(b) The following are defined elsewhere in this Agreement, as indicated below:

Terms	Cross Reference in Agreement
Adjustments	Section 2.4
Affiliated Person	Section 4.6
Agreement	Preamble
Audited Financial Information	Section 4.4(a)
Balance Sheet Dispute Notice	Section 2.5(b)
Broker	Section 4.19
Business	Recitals
Buyer	Preamble
Buyer Disclosure Letter	Article V
Buyer Indemnified Parties	Section 9.2(a)
Buyer Permits	Section 5.4(a)
Buyer Plans	Section 6.3(b)
Cap	Section 9.7(a)
Closing	Section 3.1
Closing Balance Sheet	Section 2.5(a)
Closing Date	Section 3.1
Closing Date Working Capital	Section 2.5(a)
Closing Payment	Section 2.1
Closing Statement	Section 2.5(a)
Company	Recitals
Company Benefit Plans	Section 4.15(a)
Company Business Personnel	Section 4.14(a)
Company Indemnified Parties	Section 6.13(a)
Company IT Systems	Section 4.9(g)
Company Permits	Section 4.13(a)
Confidentiality Agreement	Section 6.4(a)
Confirmation Certificate	Section 2.5(b)
Damages	Section 9.2(a)

Terms	Cross Reference in Agreement
Deductible	Section 9.7(a)
Designated Representative	Section 6.19
Determination Date	Section 2.5(b)
Disclosure Letters	Article V
Employees	Section 4.15(a)
ERISA	Section 4.15(a)
Escrow Termination Date	Section 9.9
Estimated Working Capital Deficiency	Section 2.4
Estimated Working Capital Excess	Section 2.4
Existing Territory	Section 6.17(a)(ii)
Fee Liens	Section 4.17(d)(i)
Final Working Capital Adjustment	Section 2.5(c)
Financial Information	Section 4.4(a)
Future Territory	Section 6.17(a)(ii)
GAAP	Section 4.4(a)
Governmental Approvals	Section 6.5(a)
Governmental Entity	Section 4.2(c)
Guaranteed Obligations	Section 10.15(a)
HSR Act	Section 4.2(c)
Indemnified Party	Section 9.5
Indemnifying Party	Section 9.5
Indemnity Escrow Account	Section 2.2
Indemnity Escrow Agent	Section 2.2
Indemnity Escrow Agreement	Section 2.2
Indemnity Escrow Amount	Section 2.2
Indemnity Escrowed Funds	Section 2.2
Initial Working Capital	Section 2.4
Inspection	Section 6.4(a)
Latest Balance Sheet	Section 4.4(a)
Leases	Section 4.17(a)
Limited Guarantees	Section 9.2(c)
LLC Interests	Recitals
Material Contract	Section 4.10(b)
Notice	Section 9.5
Parent	Preamble
Per Diem Taxes	Section 9.3(a)
Pre-Closing Balance Sheet	Section 2.4
Pre-Closing Closing Statement	Section 2.4
Purchase Price	Section 2.1
Purchase Price Allocation	Section 2.3(a)
Real Property	Section 4.17(b)
Real Property Liens	Section 4.17(c)

Terms	Cross Reference in Agreement
Restraint	Section 7.1(a)
Securities Act	Section 5.5
Seller	Preamble
Seller Disclosure Letter	Article IV
Seller Equityholder Non-Compete and Non-Solicit Agreements	Section 6.18
Seller Indemnified Parties	Section 9.2(b)
Seller Review Period	Section 2.5(b)
Straddle Period	Section 9.3(a)
Structures	Section 4.17(d)(iii)
Survival Period	Section 9.1
Territory	Section 6.17(a)(ii)
Third Party Claim	Section 9.6(a)
Unaudited Financial Information	Section 4.4(a)

Section 10.2. Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by and construed in accordance with the internal substantive Laws (other than conflicts-of-law principles) of the State of New York. Each party irrevocably consents to the personal jurisdiction of the state and federal courts located in the State of New York in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient and agrees that any litigation initiated by any of them in connection with this Agreement shall be venued in the United States District Court for the Southern District of New York.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUYER ANCILLARY AGREEMENTS, THE SELLER ANCILLARY AGREEMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO

THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2(b).

Section 10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent by fax (which is confirmed), (b) on the first Business Day following the date of dispatch by overnight courier service or (c) on the fifth Business Day following the date mailing if mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Buyer or Parent, to:

Churchill Downs Incorporated

700 Central Avenue

Louisville, KY 40208

Attention: General Counsel

Telecopier: (502) 636-4548

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Brian J. Fahrney

                 Matthew G. McQueen

Telecopier: (312) 853-7036

(b)	if to Seller, to:

SWG Holdings, LLC

149 S. Barrington Avenue, #828

Los Angeles, CA 90049

Attention: Jess M. Ravich

Telecopier: (310) 788-5367

and

SWG Holdings, LLC

335 N. Maple Drive, Suite 240

Beverly Hills, CA 90210

Attention: Steven E. Hartman

Telecopier: (310) 275-9484

with a copy to:

Bingham McCutchen LLP

355 S. Grand Avenue, Suite 4400

Los Angeles, CA 90071

Attention: Richard J. Welch

Facsimile: (213) 680-6499

Section 10.4. Interpretation. When a reference is made in this Agreement to Sections or exhibits, such reference shall be to a Section or exhibit of this Agreement unless otherwise indicated. All exhibits and Disclosure Letters to this Agreement are incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Each of Buyer, Parent and Seller will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).

Section 10.5. Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.6. Entire Agreement. This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and such term so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 10.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, by operation of law or otherwise, in whole or in part by any of the parties hereto without the prior written consent of the other parties; provided that (i) Seller may assign any of its rights hereunder to the Seller Equityholders and (ii) Buyer may assign any of its rights, interests and obligations hereunder to Parent. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.9. Parties of Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except as expressly provided herein, including in Section 6.13 and in Article IX (which, from and after the Closing, shall be for the benefit of each Indemnified Party).

Section 10.10. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of good faith negotiations between the parties. In the event any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.11. Enforcement of Agreement; Remedies. The parties hereto agree that irreparable damage may occur in the event that any of the covenants in this Agreement are not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that without posting bond or other undertaking, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the covenants set forth in this Agreement and to enforce specifically the terms and provisions of the covenants hereof in accordance with Section 10.2, including without limitation the obligation to close the transactions contemplated hereby on the Closing Date pursuant to this Agreement. Such remedies shall not be exclusive and shall be in addition to any other remedies, including Damages, that any party may have under applicable Law or under Article IX of this Agreement.

Section 10.12. Amendment. This Agreement may be amended by Buyer, Parent and Seller; provided that such amendment is effected by an instrument in writing signed on behalf of each of Buyer, Parent and Seller.

Section 10.13. Extension; Waiver. At any time prior to the Closing, any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 10.14. Disclosure Letters. Each of Buyer and Seller has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a Disclosure Letter need not be set forth in any other section of the Disclosure Letter so long as its relevance to the latter section of the Disclosure Letter or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Letter to the Person to which such disclosure is being made. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Material Contract,” “Company Material Adverse Effect” or other similar terms in this Agreement.

Section 10.15. Parent Guarantee.

(a) Parent hereby unconditionally and irrevocably guarantees and promises to Seller, in order to induce Seller to enter into this Agreement (i) the payment by Buyer of the Purchase Price and any other amounts payable by Buyer to Seller pursuant to this Agreement when and to the extent the same shall become due and payable, and (ii) the performance, fulfillment and observance of each agreement, condition, covenant, obligation and undertaking of Buyer under this Agreement and all agreements ancillary thereto or executed in connection therewith, on the terms and subject to the conditions set forth therein (collectively, the “Guaranteed Obligations”). If Buyer shall fail to pay any amounts due under this Agreement when and to the extent the same shall become due and payable, or shall fail to perform, fulfill or observe any of the Guaranteed Obligations in the manner provided in this Agreement or any relevant ancillary agreement, Parent will upon written demand from Seller promptly pay or cause to be paid such amount to Seller or perform, fulfill or observe or cause to be performed, fulfilled or observed such Guaranteed Obligation, as the case may be. The Guaranteed Obligations under this guaranty shall constitute an absolute and unconditional present and continuing guarantee of payment and performance to the extent provided herein and not of collectability, and shall not be contingent upon any attempt by Seller to enforce payment or performance by Buyer.

(b) The Guaranteed Obligations under this guaranty are absolute and unconditional, are not subject to any counterclaim, setoff, deduction, abatement or defense based upon any claim Parent or Buyer may have against Seller, and shall remain in full force and effect without regard to (i) any agreement or modification to any of the terms of this Agreement or any other agreement which may hereafter be made relating thereto, in each case in accordance with the terms of this Agreement; (ii) any exercise, non-exercise or waiver by Seller of any right, power, privilege or remedy under or in respect of this Agreement; (iii) any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of Parent or Buyer at any time; or (iv) absence of any notice to, or knowledge by, Parent of the existence or occurrence of any of the matters or events set forth in the foregoing subdivisions (i) through (iii). Parent will continue to own all of the outstanding equity or membership interests of Buyer, and maintain the legal existence of Buyer, and upon any dissolution, liquidation or reorganization of Buyer at any time, Parent shall directly and unconditionally assume all payment and performance Guaranteed Obligations of Buyer under this Agreement or otherwise.

(c) Parent unconditionally waives (i) any and all notice of default, non-performance or non-payment under this Agreement and (ii) all notices which may be required by statute, rule of law or otherwise to preserve intact any rights of Seller against Parent, including, without limitation, any demand, presentment or protest, or proof of notice of non-payment under this Agreement.

Section 10.16. Counterparts. This Agreement may be executed by facsimile and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.17. Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated provided that any fees or expenses associated with obtaining any Governmental Approval shall be paid by Buyer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

Seller:		Buyer:

SWG HOLDINGS, LLC		HCRH, LLC

By:	/s/ Jess Ravich	By:	/s/ William Carstanjen
Name:	Jess Ravich	Name:	William Carstanjen
Its:	Chairman	Its:	President

Parent:

CHURCHILL DOWNS INCORPORATED

		By:	/s/ William Carstanjen
		Name:	William Carstanjen
		Its:	Chief Operating Officer

EXHIBIT A

Escrow Agreement

This Escrow Agreement is dated as of [                    ], 2010 (the “Agreement”) and is among SWG Holdings, LLC, a Delaware limited liability company (the “Seller”), HCRH, LLC, a Delaware limited liability company (the “Buyer”), and Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”).

WHEREAS, the Buyer, the Seller and Churchill Downs Incorporated, a Kentucky corporation, are parties to that certain Purchase Agreement, dated as of September 10, 2010 (the “Purchase Agreement”), pursuant to which, and subject to the terms and conditions set forth therein, the Buyer will purchase all of the issued and outstanding membership interests of SW Gaming, LLC, a Mississippi limited liability company and a wholly owned subsidiary of the Seller (all capitalized terms not defined herein shall having the meaning set forth for such terms in the Purchase Agreement); and

WHEREAS, pursuant to the terms of the Purchase Agreement, certain amounts are to be deposited by the Buyer with the Escrow Agent to be held in a separate escrow account, subject to their later release pursuant to the terms of this Agreement as an exclusive source of funds for certain amounts owing to Buyer Indemnified Parties under Article IX of the Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and for other good, fair and valuable considerations and reasonably equivalent value, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Escrow Agent, the Seller and the Buyer do agree as follows, intending to be legally bound:

Section 1. Appointment of Escrow Agent; Establishment of Escrow Account

(a) Seller and Buyer hereby appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Account (as defined below) in accordance with the terms of this Agreement, and the Escrow Agent hereby accepts such appointment.

(b) Simultaneously with the execution of this Agreement, and in accordance with Section 3.2 of the Purchase Agreement, the Buyer hereby deposits with the Escrow Agent the sum of $10,000,000.00 to be held in escrow by the Escrow Agent. The Escrow Agent accepts said $10,000,000.00 and agrees to establish and maintain, in its capacity as Escrow Agent pursuant to the terms of this Agreement, a separate account (the “Escrow Account”) for such $10,000,000.00.

(c) The Seller and the Buyer shall each furnish the Escrow Agent with a completed Form W-9.

Section 2. Investments

(a) The Escrow Agent agrees to invest and reinvest funds in the Escrow Account, but only upon written instruction signed by an authorized agent of the Buyer; provided that the Escrow Account may only be invested in U.S. Treasury bills having a maturity of 90 days or less (the “Permitted Investments”), certificate of deposits issued by the Escrow Agent or money market funds of the Escrow Agent. In the event that the Escrow Agent does not receive written direction from the Buyer to invest funds held in the Escrow Account, the Escrow Agent shall invest such funds in the Wells Fargo Bank Money Market Deposit Account (“MMDA”), or a successor or similar fund or account offered by the Escrow Agent. Amounts on deposit in the MMDA are insured up to a total of $250,000 per depositor, per insured bank (including principal and accrued interest) by the Federal Deposit Insurance Corporation (“FDIC”), subject to the applicable rules and regulations of the FDIC. The parties understand that deposits in the MMDA are not secured.

(b) The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any Permitted Investment.

(c) Interest and other earnings from investments and reinvestments of funds in the Escrow Account shall be added to the Escrow Account. Any loss or expense incurred as a result of an investment will be borne by the Escrow Account.

(d) If the Buyer instructs the Escrow Agent to invest and reinvest funds in the Escrow Account in Permitted Investments, the Escrow Agent is authorized to execute purchases and sales of Permitted Investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account for the preceding month (including all interest earned and all distributions made). Although the Seller and the Buyer each recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, the Seller and the Buyer hereby agree that confirmations of Permitted Investments shall not be required to be issued by the Escrow Agent for each month in which a monthly statement is rendered, unless requested by the Seller or the Buyer.

(e) If the Buyer instructs the Escrow Agent to invest and reinvest funds in the Escrow Account in Permitted Investments, the Seller and the Buyer acknowledge and agree that the delivery of the escrowed property that are in the form of Permitted Investments is subject to the sale and final settlement of Permitted Investments. Proceeds of any sale of Permitted Investments will be delivered on the Business Day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such Permitted Investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding

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Business Day. For purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which banks located in New York, New York or Chicago, Illinois shall be authorized or required by law or executive order to close.

Section 3. Disbursement of Escrow Account

(a) From the date of this Agreement until the earlier of (a) the twelve (12)-month anniversary of the date of this Agreement or (b) December 30, 2011 (such earlier date, the “Escrow Termination Date”), the Buyer may give notice (a “Claim Notice”) to the Seller and the Escrow Agent of a claim for Damages pursuant to, and in accordance with the terms of, Article IX of the Purchase Agreement (a “Damages Claim”), which notice shall briefly describe the claim and the total monetary damages (or, if not reasonable capable of calculation, an estimate of the total monetary damages) sought by a Buyer Indemnified Party. Such Claim Notice shall not be deemed to constitute notice of an indemnification claim pursuant to Article IX of the Purchase Agreement unless it complies with Section 9.5 of the Purchase Agreement.

(b) If the Seller does not deliver notice to the Buyer and the Escrow Agent disputing a Damages Claim on the basis that such Damages Claim is not payable pursuant to the terms of the Purchase Agreement (a “Claim Dispute”) within thirty (30) calendar days after the Seller’s receipt of the Claim Notice, then the dollar amount of the Damages Claim set forth in the Buyer’s Claim Notice and the validity of the claim under the Purchase Agreement shall be deemed conclusive for purposes of this Agreement and, on the Business Day immediately following the last day of such thirty (30) calendar-day period, the Escrow Agent shall pay the Buyer the dollar amount of such Damages Claim from the Escrow Account.

(c) If a Claim Dispute is given with respect to a Damages Claim, the Escrow Agent shall not make any payment with respect to a Claim Notice except (i) upon receipt of and in accordance with joint written instructions of the Buyer and the Seller or (ii) after a final non-appealable decision has been rendered by a court of competent jurisdiction together with a certificate signed by the delivering party stating that such decision is final, non-appealable and from a court of competent jurisdiction, or binding arbitrator to enforce an award with respect to the amount of such Damages Claim (resolved as between the Buyer and the Seller), and then in accordance with such decision, provided that the Escrow Agent first delivers a copy of such decision to the Buyer and the Seller. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any such court or binding resolution of arbitration, the Escrow Agent shall not be liable to any of the parties to this Agreement or to any other person by reason of such compliance.

(d) On the Escrow Termination Date, the Escrow Agent shall deliver by wire transfer to an account designated in writing by the Seller all amounts that remain in the Escrow Account, less the sum of any amounts subject to claims for indemnification made by any Buyer Indemnified Party pursuant to, and in accordance with the terms of, Article IX of the Purchase Agreement (which amounts shall be subject to Section 9.7 of

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the Purchase Agreement) that have not been finally determined in accordance with Article IX of the Purchase Agreement before the Escrow Termination Date.

(e) If at any time after the Escrow Termination Date the entire balance remaining in the Escrow Account exceeds the sum of any amounts subject to claims for indemnification made by any Buyer Indemnified Parties prior to the Escrow Termination Date pursuant to, and in accordance with, Article IX of the Purchase Agreement (which amounts shall be subject Section 9.7 of the Purchase Agreement and which amounts shall not exceed the amounts claimed on the Escrow Termination Date) that have not been finally determined in accordance with Article IX of the Purchase Agreement as of such time, the Buyer and the Seller shall execute and deliver a certificate requesting the Escrow Agent to deliver such excess to the Seller by wire transfer to an account designated by the Seller.

Section 4. Concerning the Escrow Agent

Notwithstanding any provision contained herein to the contrary, but subject to the last sentence of clause (k) below, the Escrow Agent, including its officers, directors, employees and agents, shall:

(a) not be liable for any action taken or omitted under this Agreement so long as it shall have acted in good faith and without gross negligence or willful misconduct;

(b) have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks, or other documents or instruments submitted to it in connection with its duties hereunder;

(c) be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind, provided that the Escrow Agent in good faith believes such signatories are authorized and such signatures are genuine;

(d) be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action;

(e) have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestment made in accordance with Section 2;

(f) be entitled to compensation for its services hereunder, to be paid 50% by the Seller and 50% by the Buyer as per Exhibit A attached hereto, which is made a part hereof, and for reimbursement of its reasonable out-of-pocket expenses including, but not

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by way of limitation, the reasonable fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, all to be paid by the Seller and the Buyer;

(g) be entitled and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed reasonable out-of-pocket expenses and unsatisfied indemnification rights from amounts on deposit in the Escrow Account;

(h) be under no obligation to invest the deposited funds or the income generated thereby until it has received a Form W-9 from the Seller and the Buyer, regardless of whether such party is exempt from reporting or withholding requirements under the Internal Revenue Code of 1986, as amended;

(i) be, and hereby is, jointly and severally indemnified and saved harmless by the Seller and the Buyer from all losses, liabilities, reasonable costs and reasonable expenses, including reasonable attorney fees and expenses, which may be incurred by it as a result of its acceptance of the Escrow Account or arising from the performance of its duties hereunder, unless such losses, liabilities, costs and expenses shall have been finally adjudicated to have been primarily caused by the bad faith, willful misconduct or gross negligence of the Escrow Agent, and such indemnification shall survive its resignation or removal, or the termination of this Agreement;

(j) in the event that (i) any dispute shall arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder or (ii) the Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement whether because of conflicting demands by the other parties hereto or otherwise, be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same;

(k) have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this Agreement; and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including without limitation the Purchase Agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (ii) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER

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(INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION;

(l) have the right, but not the obligation, to consult with counsel of choice and shall not be liable for action taken or omitted to be taken by Escrow Agent in accordance with advice of such counsel or any opinion of counsel to the Seller addressed and delivered to the Escrow Agent; and

(m) have the right to perform any of its duties hereunder through its agents, attorneys, custodians or nominees.

Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Escrow Agent shall provide prompt notice to the Buyer and the Seller of any such transfer.

Section 5. Attachment of Escrow Account; Compliance with Legal Orders

Except as otherwise stated herein, the Escrow Account shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. However, in the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent shall provide notice of such court order, writ or decree to the Seller and the Buyer and after the delivery of such notice is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ order or decree it shall not be liable to any of the parties hereto or to any other person, firm of corporation, by reason of such compliance notwithstanding such writ, order or decree by subsequently reversed, modified, annulled, set aside or vacated.

Section 6. Tax Matters

(a) Reporting of Income. The Escrow Agent shall report to the Internal Revenue Service (the “IRS”), as of each calendar year-end, and to the Buyer income earned from the investment of any sum held in the Escrow Account against the Buyer, as

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and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

(b) Preparations and Filing of Tax Returns. The Buyer is required to prepare and file any and all income or other tax returns applicable to the Escrow Account with the IRS and all required state and local departments of revenue in all years income is earned in any particular tax year to the extent required under the provisions of the Code.

(c) Payment of Taxes. Any taxes payable on income earned from the investment of any sums held in the Escrow Account shall be paid by the Buyer, whether or not the income was distributed by the Escrow Agent during any particular year and to the extent required under the provisions of the Code.

(d) Unrelated Transactions. The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return with respect to any transactions, whether or not related to this Agreement or the Purchase Agreement, that occurs outside the Escrow Account.

Section 7. Resignation or Removal of Escrow Agent

The Escrow Agent may resign as such following the giving of thirty (30) calendar days prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of twenty (20) days prior written notice to the Escrow Agent by the Buyer and the Seller. The duties of the Escrow Agent shall terminate at the expiration of the applicable notice period (or as of such earlier date as may be mutually agreeable), and the Escrow Agent shall then deliver the balance of the moneys or assets then in its possession to a successor escrow agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

If the other parties hereto have failed to appoint a successor prior to the expiration of the applicable notice period of resignation or removal, the Escrow Agent may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

Section 8. Termination

This Agreement shall terminate upon (a) the written agreement of the Seller and the Buyer or (b) the disbursement of the entire amount remaining in the Escrow Account in accordance with Section 3.

Section 9. Notices

Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and be given in person, by facsimile transmission or courier delivery service and also by registered or certified mail (in each

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case, with a copy by e-mail), and shall become effective (a) on delivery if given in person, (b) on the date of delivery if sent by facsimile or by courier delivery service, or (c) four Business Days after being deposited in the mail, with proper postage for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

(i)	if to the Seller:

SWG Holdings, LLC

149 S. Barrington Avenue, #828

Los Angeles, CA 90049

Attention: Jess M. Ravich

Fax Number: (310) 788-5367

Phone Number:

E-mail: jravich@hl.com

and

SWG Holdings, LLC

335 N. Maple Drive, Suite 240

Beverly Hills, CA 90210

Attention: Steven E. Hartman

Fax Number: (310) 275-9484

E-mail: SHartman@llcp.com

with a copy to:

Bingham McCutchen LLP

355 S. Grand Avenue, Suite 4400

Los Angeles, CA 90071

Attention: Richard J. Welch

Fax Number: (213) 680-6499

E-mail: Richard.Welch@bingham.com

(ii)	if to the Buyer:

Churchill Downs Incorporated

700 Central Avenue

Louisville, KY 40208

Attention: General Counsel

Fax Number: (502) 636-4548

Phone Number: (502) 636-4400

with a copy to:

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Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Brian J. Fahrney

                 Matthew G. McQueen

Fax Number: (312) 853-7036

E-mail: bfahrney@sidley.com

             mmcqueen@sidley.com

(iii)	if to the Escrow Agent:

Wells Fargo Bank, National Association

230 W. Monroe Street

Corporate Trust Dept.; 29th Floor

Chicago, IL 60606

Attention: Timothy P. Martin

Fax Number: (312) 726-2158

Phone Number: (312) 726-2137

E-mail: Timothy.Martin@wellsfargo.com

Section 10. Governing Law, Counterparts

(a) This Agreement shall be governed by and construed in accordance with the internal substantive Laws (other than conflicts-of-law principles) of the State of New York. Each party irrevocably consents to the personal jurisdiction of the state and federal courts located in the State of New York in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient and agrees that any litigation initiated by any of them in connection with this Agreement shall be venued in the United States District Court for the Southern District of New York.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUYER ANCILLARY AGREEMENTS, THE SELLER ANCILLARY AGREEMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH

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WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2(b).

This Agreement may be executed in several counterparts, each one of which shall constitute an original and all collectively shall constitute but on instrument.

Section 11. Amendment, Modification or Waiver

This Agreement may be amended or modified and any term of this Agreement may be waived if such amendment, modification or waiver is in writing and signed by all parties.

Section 12. Assignments of Interests

No assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and acknowledged by the Escrow Agent.

Section 13. Capitalized Terms

Capitalized terms used but otherwise not defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the date first above written.

SWG Holdings, LLC

By:
Its:

HCRH, LLC

By:
Its:

Wells Fargo Bank, National Association, as Escrow Agent

By:
Its:

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EXHIBIT A

SCHEDULE OF ESCROW AGENT FEES

Annual Charge (to be paid 50% by the Seller and 50% by the Buyer): $3,400

Any out-of-pocket expenses, or extraordinary fees or expenses such as attorney’s fees or messenger costs, are additional and are not included in the above schedule.

These fees cover a full year, or any part thereof, and thus are not prorated in the year of termination. The annual fee is billed in advance and payable prior to that year’s service.

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EXHIBIT B

FORM OF NONCOMPETITION AND NONSOLICITATION AGREEMENT

This Noncompetition and Nonsolicitation Agreement (the “Agreement”), dated as of                  , 2010 is made by and among HCRH, LLC, a Delaware limited liability company (“Buyer”) and [                            ] (the “Seller Equityholder”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, SWG Holdings, LLC, a Delaware limited liability company (“Seller”), Buyer, and Churchill Downs Incorporated, a Kentucky corporation (“Parent”) have entered into a Purchase Agreement dated September [10], 2010 (the “Purchase Agreement”) providing for the acquisition by Buyer of all of the outstanding equity interests of SW Gaming, LLC (the “Company”) from Seller for cash, on and subject to the terms set forth therein;

WHEREAS, the Company is engaged in the business of operating the casino resort and hotel located in Washington County, Mississippi, including gaming devices, table games, restaurants and a conference center, more commonly known as the Harlow’s Casino Resort and Hotel (the “Business”); and

WHEREAS, as a material inducement for Buyer and Parent to enter into the Purchase Agreement, and in order to protect the value and goodwill of the Business, Buyer and Parent desire that the Selling Equityholder enter into, and the Seller Equityholder has agreed to enter into, this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual representations, warranties, covenants and obligations contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Covenant Not to Compete or Solicit Business

Section 1.1. In recognition of the fact that Seller and Seller Equityholder are receiving significant economic value under the Purchase Agreement, and in furtherance of the sale of the LLC Interests and the Business to Buyer by virtue of the transactions contemplated thereby and more effectively to protect the value and goodwill of the Business so sold, Seller Equityholder acknowledges that Buyer and Parent would be irreparably damaged if Seller Equityholder or any of its Affiliates were to compete with Buyer, Parent or the Business and each covenants and agrees that, for a period beginning on the Closing Date and ending on the third anniversary of the Closing Date, Seller Equityholder shall not, and shall cause each of Seller Equityholder’s Affiliates not to:

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(i) directly or indirectly (whether as principal, agent, independent contractor, partner, franchisor, licensor or otherwise) own, lease, manage, operate, control, participate in, perform services for, or otherwise carry on, a business competitive with the Business (A) within a sixty-five (65) mile radius of the Property or (B) at the Isle of Capri Casino Hotel Lula located in Lula, Mississippi (together, the “Existing Territory”);

(ii) directly or indirectly (whether as principal, agent, independent contractor, partner, franchisor, licensor or otherwise) organize, create, establish, own, lease, manage, operate, control, participate in, perform services for, directly invest or finance or engage in investment banking, restructuring investment or similar distressed or restructuring investment activities or similar investment advisory activities for or otherwise carry on, a new development for a business competitive with the Business within a one hundred (100) mile radius of the Property (the “Future Territory” and, together with the Existing Territory, the “Territory”); or

(iii) solicit or attempt to persuade any employee of the Company to terminate such employment relationship (whether for the purpose of entering into any such relationship on behalf of any other business organization in competition with the Business or otherwise) provided, however, that the foregoing shall not prohibit Seller Equityholder from (A) engaging in the general solicitation (whether by newspaper, trade publication or other periodical or pursuant to the use of an executive search consultant) of employees (or hiring any employees that respond to such general solicitation) so long as such solicitation is not directed specifically at any employee of the Company after the Closing, or (B) soliciting any employee after the Closing who is no longer employed by the Company.

Notwithstanding the foregoing, nothing set forth in this Agreement shall prohibit Seller Equityholder or any of its Affiliates from owning the debt or equity securities of or participating in distressed or restructuring investment activities with respect to any entity which operates, through a subsidiary business or otherwise, a business which competes with the Business in the Territory, as long as (x) not more than 20% of such entity’s revenues, as of the date hereof with respect to existing ownership of securities or distressed/restructuring activities or as of the date of such investment or commencement of such distressed/restructuring activities with respect to new investments or distressed/restructuring activities, are derived from the operations in the Territory which are competitive with the Business and (y) neither Seller Equityholder nor any of its Affiliates owns as of the date of this Agreement, or will after the date hereof acquire, sufficient debt or equity securities to own at the time of acquisition, in the aggregate, debt and equity securities which together constitute more than 20% of the voting power of such entity.

Section 1.2. Seller Equityholder covenants and agrees that for a period of three (3) years from and after the Closing Date it will not, and will not permit any of its Affiliates to, divulge or make use of any Trade Secrets or other confidential information of the Business, other than to disclose such Trade Secrets and information to Buyer, Parent or their Affiliates, or as otherwise excepted or permitted under Section 6.16 of the Purchase Agreement, whether with respect to what is deemed not to be confidential information, or with respect to permitted disclosures.

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Section 1.3. The parties agree that the covenants set forth in this Agreement are reasonable with respect to duration, geographical area and scope. If Seller Equityholder violates any of its obligations under this Agreement, Buyer or Parent may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Seller Equityholder acknowledges that a violation of this Agreement may cause Buyer or Parent irreparable harm which may not be adequately compensated for by money damages. Seller Equityholder therefore agrees that in the event of any actual or threatened violation of this Agreement, Buyer and Parent shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against Seller Equityholder or any of its Affiliates to prevent any violations of this Agreement, without the necessity of posting a bond. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant or promise in this Agreement is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency, and such court or agency shall be empowered to reform the terms hereof (including by modifying or reducing the duration, geographical area or scope hereof) or to delete specific words or phrases included herein.

Section 1.4. For purposes of this Agreement, the Broker (and its Affiliates) or any other investment banking firm with which Jess M. Ravich is affiliated (and such firm’s Affiliates) shall not be deemed to be Affiliates of Seller Equityholder.

Section 1.5. The parties agree that this Agreement shall not apply to the Casino Management Company or any of its managers, directors, officers or employees.

Section 1.6. The parties agree that all claims for damages and all remedies under this Agreement are subject to the provisions of the Purchase Agreement, including the limitations on damages and remedies contained in Article IX thereof. Claims based upon or arising out of this Agreement may be asserted by Buyer at any time before the date that is three (3) months after the third anniversary of the Closing.

Section 1.7. Seller Equityholder represents and warrants to the Buyer that:

(a) it is a [type of entity] duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization;

(b) it has full [corporate] power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c) the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary [corporate] action and no other [corporate] proceedings on the part of it are necessary to authorize this Agreement or to perform its obligations contemplated hereunder;

(d) this Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity;

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(e) the execution, delivery and performance of this Agreement will not (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) its organizational documents, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which it is a party or any of its assets or properties is subject or by which it is bound, or (C) any court order to which it is a party or by which it is bound; (ii) violate any requirements of Laws affecting it; or (iii) require the approval, consent, authorization or act of, or the making by it of any declaration, filing or registration with, any Person; and

(f) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the actual knowledge of it, threatened against it or to which it is a party or by which it or any of its assets or properties is bound (i) that relate to this Agreement or any action taken or to be taken by it in connection herewith, or which seek to enjoin, prevent, alter or delay, or obtain monetary damages in respect of this Agreement or (ii) that would reasonably be expected to materially and adversely affect the ability of it to perform its obligations under this Agreement. Seller Equityholder is not subject to any court order that seeks to enjoin, prevent, alter, delay or obtain money damages in respect of this Agreement.

ARTICLE II

Miscellaneous

Section 2.1. No Waiver; Remedies. No failure or delay on the part of the Buyer in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies provided in this Agreement are cumulative and nonexclusive of any rights or remedies provided at law. Any waiver pursuant to this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

Section 2.2. Amendments. No amendment, supplement, modification or waiver of any provision of this Agreement nor consent to any departure by the Seller Equityholder therefrom shall be effective unless the same shall be in writing and signed by Seller Equityholder and Buyer.

Section 2.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent by fax (which is confirmed), (b) on the first Business Day following the date of dispatch by overnight courier service or (c) on the fifth Business Day following the date mailing if mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to the Buyer:

HCRH, LLC c/o Churchill Downs Incorporated 700 Central Avenue Louisville, KY 40208

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Attention: General Counsel

Telecopier: (502) 636-4548

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Brian J. Fahrney

                 Matthew G. McQueen

Telecopier: (312) 853-7036

(ii)	if to Seller Equityholder:

[Seller Equityholder]

Attention: Facsimile: with a copy to: Bingham McCutchen LLP 355 S. Grand Avenue, 42nd Floor Los Angeles, California 90071 Attention: Richard J. Welch Facsimile: (213) 830-8610

(b) Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 2.3.

Section 2.4. Governing Law; Waiver of Jury Trial; Related Matters. The provisions of Section 10.2 (Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury) of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

Section 2.5. Severability; Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 2.6. Integration. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall

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constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

Section 2.7. Headings. Article and Section headings used herein are for convenience and reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement.

Section 2.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever except as expressly set forth herein. This Agreement, and any rights or interests hereunder, may not be assigned, by operation of law or otherwise, by Buyer without the written consent of Seller Equityholder or by Seller Equityholder without the prior written consent of Buyer.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its officer hereunto duly authorized as of the date first above written.

SELLER EQUITYHOLDER:

[Name of Seller Equityholder]

By:
Name:
Title:

BUYER:

HCRH, LLC

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

PARENT:

Churchill Downs Incorporated

By:
Name:
Title: